UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12

PLAYTIKA HOLDING CORP.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☑    No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)    Title of each class of securities to which transaction applies:
(2)    Aggregate number of securities to which transaction applies:
(3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)    Proposed maximum aggregate value of transaction:
(5)    Total fee paid:
☐    Fee paid previously with preliminary materials.
☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)    Amount Previously Paid:
(2)    Form, Schedule or Registration Statement No.:
(3)    Filing Party:
(4)    Date Filed:

April 27, 2023
Dear Stockholder:

You are cordially invited to attend our 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m. Pacific Time on June 8, 2023. This year’s Annual Meeting will be a completely virtual meeting of stockholders, conducted via live audio webcast. You can attend the Annual Meeting via the Internet at www.proxydocs.com/PLTK by using the control number that appears on your proxy card (printed in the shaded box), and the instructions that accompanied your proxy materials. You will have the ability to submit questions in advance of and real-time during the Annual Meeting via the meeting website.

The matters expected to be acted upon at the Annual Meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the meeting, please cast your vote as soon as possible by Internet or by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend the virtual meeting or not. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares at the virtual meeting.

We look forward to your attendance at our virtual Annual Meeting.

Sincerely,

/s/ Robert Antokol

Robert Antokol
Chief Executive Officer
Chairperson of the Board of Directors

Notice of the 2023
Annual Meeting of Stockholders

NOTICE IS HEREBY GIVEN that the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Playtika Holding Corp., a Delaware corporation, will be held as follows:

MEETING DATE:	Thursday, June 8, 2023
MEETING TIME:	10:00 a.m. Pacific Time
VIRTUAL MEETING ACCESS:	www.proxydocs.com/PLTK

RECORD DATE: You may vote if you were a holder of record of shares of our common stock, par value $0.01 per share, at the close of business on April 11, 2023.

ITEMS OF BUSINESS:

1	The election of six director nominees named in the proxy statement accompanying this notice to serve until the 2024 annual meeting of stockholders and until their respective successors are duly elected and qualify.
2	The ratification of the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm for the year ending December 31, 2023.
3	A non-binding advisory proposal to approve the compensation of our named executive officers as described in the accompanying proxy statement.
4	The transaction of such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

The proxy statement following this notice describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting.

PROXY VOTING: Your vote is important. Whether or not you plan to participate in our Annual Meeting, we urge you to submit your proxy as soon as possible to ensure your shares are represented and voted at our Annual Meeting. You may authorize a proxy to vote your shares by telephone, via the Internet, or – if you have received and/or requested paper copies of our proxy materials by mail – by signing, dating and returning the proxy card in the envelope provided. If you participate in our virtual Annual Meeting, you may, if you wish, vote your shares (or withdraw your proxy) at www.proxydocs.com/PLTK.

You are encouraged to read this Proxy Statement in its entirety before voting or authorizing a proxy to vote on your behalf.

By Order of the Board of Directors,

/s/ Michael Cohen

Michael Cohen
Chief Legal Officer and Corporate Secretary
April 27, 2023

Proxy Summary

MEETING DATE:	June 8, 2023
MEETING TIME:	10:00 a.m. Pacific Time
VIRTUAL MEETING ACCESS:	www.proxydocs.com/PLTK
RECORD DATE:	April 11, 2023

The Board of Directors (the “Board”) of Playtika Holding Corp., a Delaware corporation (“we”, “us,” “Playtika,” or the “Company”), is soliciting proxies for the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) and any postponement or adjournment of the Annual Meeting. This Proxy Summary provides an overview of the proposals to be considered and voted on at the Annual Meeting and information contained in the Proxy Statement but does not contain all of the information that should be considered before voting. We encourage you to read the Proxy Statement in its entirety before voting.

How to Vote

On or about April 27, 2023, we will mail or e‑mail a copy of our Notice of 2023 Annual Meeting of Stockholders, Proxy Statement, proxy card, and 2022 Annual Report (collectively “Proxy Materials”) to our stockholders according to their previously indicated preference. Some of our stockholders will be mailed a Notice of Availability of Proxy Materials, which contains instructions on how to request and receive a paper or e‑mailed copy of our Proxy Materials, and how to view these materials online. We encourage you to vote by telephone, over the Internet or by mail by completing your proxy card, even if you plan to participate in the virtual Annual Meeting. All methods of correspondence will provide stockholders with instructions on how to vote or authorize a proxy to vote using any of the following methods:

By Internet

Authorize a proxy to vote your shares via the website www.proxypush.com/PLTK, which is available 24 hours per day until the start of the Annual Meeting. In order to authorize your proxy, you will need to have available the control number that appears on the voting instructions included in the Proxy Materials that you received. If you authorize your proxy via the Internet, you do not need to return your proxy or voting instruction card.

By Telephone

Authorize a proxy to vote your shares by calling toll-free at 844-311-3915, 24 hours per day until the start of the Annual Meeting. When you call, please have the voting instructions in hand that accompanied the Proxy Materials you received, along with the control number that appears therein. Follow the series of prompts to instruct your proxy how to vote your shares. If you authorize your proxy by telephone, you do not need to return your proxy or voting instruction card.

By Mail

If you received and/or requested via the Notice a printed set of the Proxy Materials (including the Proxy Statement, proxy card, and Annual Report), authorize a proxy to vote your shares by completing, signing, and returning the proxy in the prepaid envelope provided.

Virtual Meeting Access: Vote your shares by logging onto and voting at the virtual Annual Meeting at www.proxydocs.com/PLTK by following the instructions provided to you via email after completing the registration procedures described on the website. Please note that you must register on the website in advance of the Annual Meeting to be able to attend and vote your shares. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person as your representative. If you are a beneficial owner of shares, you will need your unique control number, which appears on the instructions that accompanied the Proxy Materials.

Beneficial Stockholders: If your shares of common stock are held by a bank, broker or other holder of record, please follow the instructions you receive from your bank, broker or other holder of record on how to vote your shares of common stock at our Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares online at our Annual Meeting unless you obtain a “legal proxy” from the bank, broker or other holder of record that holds your shares, giving you the right to vote the shares at the Annual Meeting. You must also register at www.proxydocs.com/PLTK in advance of the Annual Meeting to be able to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on June 8, 2023: This Proxy Statement and our 2022 Annual Report are available in the investors section of our corporate website at www.playtika.com. You can also view these materials at www.proxydocs.com/PLTK. If you would like to request paper copies of the Proxy Statement or our 2022 Annual Report, please follow the instructions provided on the Notice of Availability of Proxy Materials. You are encouraged to access and review all of the information contained in the Proxy Materials before voting.

Virtual Stockholder Meeting: The Board has decided to hold a completely virtual Annual Meeting this year. The Board believes that the virtual format for the Annual Meeting will provide the opportunity for participation by a broader group of our stockholders, while reducing the costs associated with planning, holding, and arranging logistics for in-person meeting proceedings. The virtual meeting format enables stockholders to participate fully, and equally, from any location around the world, at little to no cost. It also reduces the environmental impact of our Annual Meeting. We designed the format of our Annual Meeting to ensure that our stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools.

Date and Time: The Annual Meeting will be held virtually through a live audio webcast on June 8, 2023, at 10:00 a.m. Pacific Time. There will be no physical meeting location. The meeting will only be conducted via an audio webcast.

Access to the Audio Webcast of the Annual Meeting: The live audio webcast of the Annual Meeting will begin promptly at 10:00 a.m. Pacific Time. Online access to the audio webcast will open approximately fifteen minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time.

Log in Instructions: To attend the virtual Annual Meeting, log in at www.proxydocs.com/PLTK and register in advance. Following registration, you will receive instructions regarding virtual attendance at the Annual Meeting and how to vote your shares at the Annual Meeting, along with your unique link to attend the Annual Meeting, via email. Stockholders will need their unique control number which appears on the Notice (printed in the shaded box) and the instructions that accompanied the Proxy Materials. If your shares of common stock are held by a bank, broker or other holder of record, and you do not have a control number, please contact your bank, broker or other holder of record as soon as possible, so that you can be provided with a control number and register to gain access to the Annual Meeting.

The Annual Meeting’s Rules of Conduct will be posted on www.proxydocs.com/PLTK approximately two weeks prior to the day of the Annual Meeting.

Technical Assistance: Beginning 30 minutes prior to the start of and during the virtual Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, you should call our support team at the toll-free number that will be provided to you via email following registration.

Voting shares prior to and at the virtual Annual Meeting: Stockholders may vote their shares at www.proxypush.com/PLTK prior to the start of the virtual Annual Meeting. If your shares of common stock are held by a bank, broker or other holder of record, you may not vote these shares online at our Annual Meeting unless you obtain a “legal proxy” from the bank, broker or other holder of record that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Availability of live webcast to our employees and other constituents: The live audio webcast will be available to not only our stockholders, but also our employees and other constituents.

Proposal Guide

PROPOSAL	PAGE	BOARD VOTE RECOMMENDATION
PROPOSAL 1 – ELECTION OF DIRECTORS The Board believes that the six director nominees named herein contribute the breadth and diversity of knowledge and experience needed for the advancement of our business strategies and objectives.	4	For
PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM The Audit Committee of the Board has appointed Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the independent registered public accounting firm for the year ending December 31, 2023 and requests stockholders to ratify the appointment.	5	For
PROPOSAL 3 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS The Board recommends that stockholders vote to approve the compensation of our named executive officers described in this proxy statement.	6	For

Proposals

Proposal 1 - Election of Directors

The Board currently consists of six directors who we believe contribute the breadth of knowledge and experience necessary for the advancement of our business strategies and objectives. Based on the recommendation of our Nominating and Corporate Governance Committee, the Board has nominated the following current six directors, for re-election at the Annual Meeting, each to serve for a one‑year term expiring at our annual meeting of stockholders in 2024 and until their respective successors have been duly elected and qualify:

Name	Age	Position
Robert Antokol	55	Chief Executive Officer and Chairperson of the Board
Marc Beilinson	64	Director
Hong Du	51	Director
Dana Gross	55	Director
Tian Lin	43	Director
Bing Yuan	54	Director

Each of the nominees for election currently serves as a director and has consented to serve for a new term if elected. Each nominated director was elected by our stockholders to his or her present term of office. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the shares of our common stock represented by the proxies will be voted for such other person or persons as may be designated by the Board, unless the Board reduces the number of directors accordingly. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

For more information regarding our nominees, please see the “Board of Directors and Corporate Governance” section of this Proxy Statement.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

Proposal 2 - Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2023. Representatives of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement if the representatives desire to do so. The representatives are also expected to be available to respond to appropriate questions.

Although ratification by our stockholders is not a prerequisite to the power of the Audit Committee to appoint Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm, the Board and the Audit Committee believe such ratification to be advisable and in the best interests of the company. Accordingly, stockholders are being requested to ratify, confirm, and approve the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2023. If the stockholders do not ratify the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, the appointment of an independent registered public accounting firm will be reconsidered by the Audit Committee; however, the Audit Committee has no obligation to change its appointment based on stockholder ratification. If the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, is ratified, the Audit Committee will continue to conduct an ongoing review of its scope of engagement, pricing and work quality, among other factors, and will retain the right to replace Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, at any time.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KOST FORER GABBAY & KASIERER, A MEMBER OF ERNST & YOUNG GLOBAL, FOR THE YEAR ENDING DECEMBER 31, 2023.

Proposal 3 - Advisory Vote to Approve the Compensation of Our Named Executive Officers (“Say-on-Pay” Proposal)

As required by Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), we are asking our stockholders to vote, on a non-binding, advisory basis, to approve the compensation paid to our named executive officers, as described in the Compensation Discussion and Analysis and the executive compensation tables narrative that follow (the “Say-on-Pay Proposal”). Our Board has decided that we will hold an annual advisory vote to approve the Say-on-Pay Proposal, in light of the fact that a substantial majority of the votes cast at our annual stockholders’ meeting held in June 2021 were voted in favor of holding an annual advisory vote. Following the Say-on-Pay Proposal to be conducted at this Annual Meeting, we expect our next Say-on-Pay Proposal will be conducted at our annual meeting in 2024.

We encourage our stockholders to review the “Executive Compensation” section of this Proxy Statement for more information.

Because this vote is advisory, it is not binding on us or the Board. Nevertheless, the views expressed by stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee of the Board (the “Compensation Committee”) will consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL ON A NON-BINDING ADVISORY BASIS OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2022, AS MORE FULLY DISCLOSED IN THIS PROXY STATEMENT.

Board of Directors and Corporate Governance

Director Nominees

The Board has nominated the following six current directors, identified below, for re-election at the Annual Meeting, each to serve for a one‑year term expiring at our annual meeting of stockholders in 2024, and until their respective successors are duly elected and qualify. The information presented below highlights each director nominee’s specific experience, qualifications, attributes, and skills that led the Board to the conclusion that he or she should serve as a director. We believe that all of our director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Playtika and the Board. We also value the additional perspective that comes from serving on other companies’ boards of directors and board committees. We continue to review the composition of the Board in an effort to assemble a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in various areas.

Robert Antokol co-founded the Playtika business in 2010, with our subsidiary, Playtika Ltd., and has served as its Chief Executive Officer since its founding. Mr. Antokol also served as our Chief Executive Officer since October 2019 and as Chairperson of the Board since June 2020. In these roles, Mr. Antokol has overseen the expansion of our games portfolio, the successful transition to mobile, and an employee base that grew from less than 50 to more than 4,000 employees. In 2011, only 13 months after founding Playtika, he successfully oversaw the sale of Playtika to Caesars Interactive Entertainment, Inc. (“CIE”), and in 2016, Mr. Antokol oversaw the sale of Playtika from CIE to a consortium of investors led by Giant Network Group Co., Ltd. Mr. Antokol received his Practical Engineering degree, with an emphasis on Electricity, from Ort Braude College.

We believe Mr. Antokol’s operational expertise, leadership, historical knowledge and the continuity that he brings to the Board as our founder, Chief Executive Officer and Chairperson of the Board qualify him to continue to serve on the Board.

Marc Beilinson has served as a member of the Board since June 2020, serves as chairperson of our Audit Committee and also serves on the Nominating and Corporate Governance Committee. Mr. Beilinson currently serves on the boards of several public companies, including Apollo Global Management, Inc., Athene Holding Ltd., a retirement services company, where he also serves as the lead independent director and served as the chair of its compensation committee, and Exela Technologies. In addition, Mr. Beilinson currently serves on the board of directors of MMR Advisory Holdings, LLC. Since August 2011, Mr. Beilinson has been the Managing Partner of Beilinson Advisory Group, a financial restructuring and hospitality advisory group that specializes in assisting distressed companies. Most recently, Mr. Beilinson served as Chief Restructuring Officer of Newbury Common Associates LLC (and certain affiliates) from December 2016 to June 2017. Mr. Beilinson previously served as Chief Restructuring Officer of Fisker Automotive from November 2013 to August 2014 and as Chief Restructuring Officer and Chief Executive Officer of Eagle Hospitality Properties Trust, Inc. from August 2011 to December 2014 and Innkeepers USA Trust from November 2008 to March 2012. Mr. Beilinson has previously served on the boards of directors and/or audit committees of a number of public and privately held companies, including, but not limited to, Westinghouse Electric, CAC, Wyndham International, Inc., Apollo Commercial Real Estate Finance, Inc., Innkeepers USA Trust, Gastar Inc., Acosta, Inc., American Tire, Haggen Stores, Rentpath Holdings, Inc., KB US, Inc., 24 Holdings II, LLC and Monitronics. Mr. Beilinson has a Bachelor of Arts in political science from the University of California, Los Angeles and a Juris Doctor from the University of California Davis Law School.

We believe Mr. Beilinson’s over thirty years of service on the boards of both public and private companies, and his extensive knowledge of legal and compliance issues, including the Sarbanes-Oxley Act of 2002, qualify him to continue to serve on the Board.

Hong Du has served as a member of the Board since January 2022 and also serves on the Compensation Committee. Since February 2013, Ms. Du has served as SINA’s Co-President and Chief Operating Officer. Ms. Du joined SINA in November 1999 and worked in Business Development until April 2004. From May 2004 to January 2005, Ms. Du served as Deputy General Manager of 1Pai.com, a joint venture between SINA and Yahoo! Ms. Du rejoined SINA in January 2005 and served as the General Manager of Sales Strategy from January 2005 to March 2005, General Manager of Sales from April 2005 to August 2005, Vice President of Sales from September 2005 to February 2007, Senior Vice President of Sales and Marketing from February 2007 to February 2008, and Chief Operating officer from February 2008 to February 2013. Hong Du has served as a director of Weibo Corporation, a publicly-traded company, since January 2014. Ms. Du holds a B.S. in Applied Chemistry from Harbin Institute of Technology and an M.S. in Business Administration from Lincoln University.

We believe Ms. Du’s extensive experience in the technology industry as well has her service to the board of another major public company in the technology space qualifies her to continue to serve on the Board.

Dana Gross has served as a member of the Board since January 2022 and also serves on the Audit Committee. Since 2022, Ms. Gross has served as Head of Strategic Initiatives at Fiverr International Ltd., and since 2016 has served as Chief Operating Officer of Prospera Technologies, an Israeli AI company, which was acquired by Valmont Industries. Prior to joining Prospera Technologies, Ms. Gross was Chief Financial Officer of eToro, a fintech company, from 2014 to 2016, and before that has held senior management roles with bTendo Ltd., SanDisk and M-Systems. Ms. Gross has served on the board of Tower Semiconductors Ltd., a publicly traded company, since 2008. In addition, Ms. Gross previously served on the boards of M-Systems, AudioCodes, and PowerDsine and was a venture partner at one of Israel’s leading venture capital funds, Viola Ventures. Ms. Gross graduated Cum Laude from Tel Aviv University with a BSc in Industrial Engineering and received her MBA from San Jose State University.

We believe Ms. Gross’ extensive experience in technology industries and venture capital, including her operational and financial experience, as well as her extensive experience of service to the boards of both public and private companies, qualify her to continue to serve on the Board.

Tian Lin has served as a member of the Board since September 2016. Mr. Lin also serves on the boards of EOITEK, ltd and Mydreams Plus Group Ltd. Mr. Lin served as our Chief Executive Officer, President and Chief Financial Officer from September 2016 to October 2019 and as our Secretary from September 2016 to October 2020, although Mr. Lin has never had an operational role within the Company. Mr. Lin has also served on the boards of certain of our subsidiaries since 2016, including Playtika Ltd. Since January 2018, Mr. Lin also served as a managing director of M31 Capital, a multi-strategy investment platform based in China. Mr. Lin has extensive experience in the technology and online gaming industries, having served as the head of investment at Giant Network Group Co., Ltd. from January 2016 until January 2021 and leading Giant’s acquisition of Playtika in 2016. Mr. Lin received his bachelor of science degree in computer science from Carnegie Mellon and his M.B.A. from Peking University.

We believe Mr. Lin’s extensive experience in the gaming and technology industries, as well as the continuity that he brings to the Board through his prior roles at Playtika and his service on the board of directors of our subsidiaries, qualify him to continue to serve on the Board.

Bing Yuan has served as a member of the Board since June 2020, serving as lead independent director since November 2022, serves as chair of the Nominating and Corporate Governance Committee, and also serves on the Audit Committee and Compensation Committee. Mr. Yuan currently serves as a director for Haichang Ocean Park Holdings Ltd, Four Seasons Education and 17 Education & Technology Group Inc. From April 2020 to December 2021, Mr. Yuan also served on the board of directors for I-Mab, a clinical stage biopharmaceutical company, where he served as a member of the audit committee. Additionally, Mr. Yuan is co-founder and managing partner of Rockets Capital since January 2022. Previously, Mr. Yuan was a managing director of Hony Capital since 2009. Prior to joining Hony Capital, Mr. Yuan served as a managing director of the direct investment department of Morgan Stanley Asia Limited from 2008 to 2009. Mr. Yuan has previously served as a director at other private and public companies, including PizzaExpress from August 2014 to October 2020, Biosensors International Group, Ltd. from May 2016 to July 2017 and Hydoo International Holding Ltd. from July 2011 to September 2019. Mr. Yuan received his bachelor’s degree in English from Nanjing University and received his master’s degree in international relations and his Juris Doctor from Yale University.

We believe Mr. Yuan’s extensive experience in corporate finance, investment banking and service on various companies’ boards of directors qualifies him to continue to serve on the Board.

Corporate Governance

Board Composition

We believe the Board should be composed of individuals with sophistication and experience in many substantive areas that impact our business. We believe that all of our current Board members possess the professional and personal qualifications necessary for Board service and have highlighted particularly noteworthy attributes for each Board member in the individual biographies above.

The Board is currently composed of six members with no vacancies. On July 11, 2022, Wei Liu resigned as a member of the Board, and on November 30, 2022, James Fu Bin Lu resigned as a member of the Board.

Our amended and restated certificate of incorporation (our “Certificate of Incorporation”) provides that the authorized number of directors may be changed only by resolution of the Board. Until the date on which Playtika Holding UK II Limited and its affiliates cease to beneficially own, in the aggregate, more than 50% in voting power of our stock entitled to vote generally in the election of directors (a “Triggering Event”), the Board shall be elected annually to serve from the time of election and qualification until the next annual meeting following their election or until their earlier death, resignation and removal. In addition, until a Triggering Event, our stockholders will have the right to remove any of our directors with or without cause by a majority vote of the stockholders. Following a Triggering Event, the Board will be divided into three classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose terms are then expiring, to serve from the time of election and qualification until the third annual meeting following their election or until their earlier death, resignation or removal. In addition, following a Triggering Event, our stockholders will have the right to remove any of our directors only for cause by a majority vote of the stockholders.

Our Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the Board. Following a Triggering Event, any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Playtika Holding UK II Limited beneficially owns shares representing more than 50% of the voting power of our shares eligible to vote in the election of directors. As a result, we are a “controlled company” within the meaning of the corporate governance standards of the Nasdaq Stock Market (“Nasdaq”). Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of the Board consist of independent directors, (2) that the Board have a compensation committee that is comprised entirely of independent directors and (3) that the Board have a nominating and governance committee that is comprised entirely of independent directors. We do not plan to utilize the exemptions available for controlled companies at this time.

Board Leadership Structure

The Board does not have a policy with respect to whether the role of the Chairperson and the Chief Executive Officer should be separate and, if it is to be separate, whether the Chairperson should be selected from the non-employee directors or be an employee. Mr. Antokol, our Chief Executive Officer, currently serves as Chairperson of the Board. The Board has determined that, like many U.S. companies, this is the appropriate leadership structure for the Company at this time because Mr. Antokol is uniquely positioned to serve as our Chairperson as our Chief Executive Officer with significant industry experience and depth of knowledge about our operations. The Board acknowledges that no single leadership model is right for all companies at all times. As such, the Board periodically reviews its leadership structure and may, depending on the circumstances, choose a different leadership structure in the future.

Director Independence

The Board determined that each of Mr. Beilinson, Ms. Du, Ms. Gross and Mr. Yuan is an “independent director” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making these determinations, the Board reviewed information provided by the directors and us with regard to each director’s business and personal activities and current and prior relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and any transactions involving them described in the section titled “Related Party Transactions.”

Board Meetings and Attendance

The Board met seventeen times during 2022. All directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board while they were members of the Board, and (ii) the total number of meetings of the committees of the Board on which such directors served during the period he or she served. We encourage our directors to attend annual meetings of stockholders. Seven directors attended virtually the 2022 annual meeting of the stockholders.

Role of the Board in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing the management of our risks. The Board is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, cybersecurity risks, liquidity risks and operational risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting. The Audit Committee is also responsible for overseeing the management of risks associated with the independence of the Board and potential conflicts of interest. The Nominating and Corporate Governance Committee is responsible for overseeing our corporate responsibility programs and monitoring the effectiveness of our corporate governance guidelines and principals. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through discussions from committee members about such risks. The Board believes its administration of its risk oversight function has not negatively affected the Board’s leadership structure.

Code of Business Conduct and Ethics

We adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of our code of business conduct and ethics is available in the investors section of our corporate website at www.playtika.com.

Corporate Governance Guidelines

We adopted corporate governance guidelines that promote the functioning of the Board and its committees and set forth expectations as to how the Board should operate. The guidelines include information about the composition of the Board, orientation and continuing education, director compensation, Board meetings, Board committees, management succession, expectations of directors, and information regarding the performance evaluation of the Board. A current copy of our corporate governance guidelines is available in the investors section of our corporate website at www.playtika.com.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is an officer or one of our employees. None of our executive officers currently serves, or in the past year has served, as a member of the Board or Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on the Board or Compensation Committee.

Anti-Hedging, Anti-Pledging, and Insider Trading Policies

To ensure proper alignment with our stockholders, we have established policies that prohibit our directors, officers, employees, and their family members from engaging in any transaction that might allow them to realize gains from declines in our securities. Specifically, we prohibit our directors, officers, employees, and their family members from engaging in transactions using derivative securities, short selling our securities, trading in any puts, calls or covered calls, writing purchase or call options and short sales, or otherwise participating in hedging, “stop loss,” or other speculative transactions involving our securities. In addition, margin purchases of our securities and pledging any of our securities as collateral to secure loans is prohibited.

We have established policies that prohibit all directors, officers and employees of the Company and its controlled affiliates in possession of material non-public information about the Company or companies with whom the Company does business to abstain from trading or advising others to trade in the respective company’s securities from the time that they obtain such inside information until adequate public disclosure of the information.

Board Committees

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and the responsibilities described below. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues.

Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee operate under a written charter that was approved by the Board. A copy of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters are available in the investors section of our corporate website at www.playtika.com.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process and assists the Board in monitoring our financial systems. Our Audit Committee is responsible for, among other things:

•appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
•discussing with our independent registered public accounting firm their independence from management;
•reviewing with our independent registered public accounting firm the scope and results of their audit;
•approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;
•reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and
•establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Our Audit Committee consists of Mr. Beilinson, Ms. Gross and Mr. Yuan, with Mr. Beilinson serving as chair. The Board has affirmatively determined that Mr. Beilinson, Ms. Gross and Mr. Yuan each meet the requirements for independence under current Nasdaq listing standards and SEC rules and regulations.

In addition, the Board has determined that each member of our Audit Committee is financially literate, and that each of Mr. Beilinson, Ms. Gross and Mr. Yuan is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated under the Securities Act.

Our Audit Committee met eight times during the fiscal year ended December 31, 2022.

Compensation Committee

Our Compensation Committee oversees our compensation policies, plans and benefits programs. Our Compensation Committee is responsible for, among other things:

•reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of these goals and objectives and setting compensation;
•reviewing and setting or making recommendations to the Board regarding the compensation of our other executive officers;
•reviewing and approving or making recommendations to the Board regarding our incentive compensation and equity-based plans and arrangements; and
•appointing and overseeing any compensation consultants.

Our Compensation Committee consists of Ms. Du and Mr. Yuan. The Board has affirmatively determined that each of Ms. Du and Mr. Yuan meets the requirements for independence under the current Nasdaq listing standards and that each is a non-employee director, as defined in Section 16b-3 of the Exchange Act.

Our Compensation Committee met five times during the fiscal year ended December 31, 2022.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee oversees and assists the Board in reviewing and recommending nominees for election as directors. Our Nominating and Corporate Governance Committee is responsible for, among other things:

•identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board;
•recommending to the Board the nominees for election to the Board at annual meetings of our stockholders;
•evaluating the overall effectiveness of the Board; and
•developing and recommending to the Board a set of corporate governance guidelines and principles.

Our Nominating and Corporate Governance Committee consists of Mr. Beilinson and Mr. Yuan, with Mr. Yuan serving as chair. The Board has affirmatively determined that each of Mr. Beilinson and Mr. Yuan meet the requirements for independence under the current Nasdaq listing standards, and the composition of our Nominating and Corporate Governance Committee meets the applicable requirements under Nasdaq listing standards.

Our Nominating and Corporate Governance Committee met twice during the fiscal year ended December 31, 2022.

While the Nominating and Corporate Governance Committee does not have any specific, minimum qualifications for Board nominees, in considering possible candidates for election as a director, the committee strives to compose the Board with a collection of complementary skills and which, as a group, will possess the appropriate skills and experience to effectively oversee the Company’s business. In evaluating a potential candidate for the Board, our Nominating and Corporate Governance Committee takes into account a number of factors, including: personal and professional integrity; ethics and values; experience in corporate management, such as current or past service as an officer of a publicly held company; and a general understanding of marketing, finance, and other elements relevant to the success of a publicly traded company; experience in the Company’s industry; experience as a board member of another publicly held company; academic expertise in an area of the Company’s operations; and practical and mature business judgment, including the ability to make independent analytical inquiries. Although diversity may be a consideration in the Nominating and Corporate Governance Committee’s process, the committee does not have a formal policy regarding the consideration of diversity in identifying director nominees. The Nominating and Corporate Governance Committee will review the qualifications and backgrounds of directors and nominees (without regard to whether a nominee has been recommended by a stockholder), as well as the overall composition of the Board, and recommend the slate of directors to be nominated for election at the next annual meeting of stockholders. The Nominating and Corporate Governance Committee does not currently employ or pay a fee to any third-party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

If the Board determines to seek additional directors for nomination, the Nominating and Corporate Governance Committee will consider as potential director nominees candidates recommended by various sources, including any member of the Board or senior management. The Nominating and Corporate Governance Committee may also retain a third-party search firm to identify candidates. The committee also considers recommendations for nominees that are timely submitted by stockholders if such recommendations are delivered in the manner prescribed by the advance notice provisions contained in our bylaws. In addition to satisfying the timing, ownership and other requirements specified in our bylaws, a stockholder’s notice must set forth as to each person whom the stockholder proposes to recommend all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Exchange Act and our bylaws (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected). Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources.

Board Diversity

The table below provides certain highlights of the composition of our Board. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of April 11, 2023)
Board Size:
Total Number of Directors	6
Gender:	Male	Female	Non-Binary	Gender Undisclosed
Number of directors based on gender identity	4	2	—	—
Number of directors who identify in any of the categories below:
African American or Black	—	—	—	—
Alaskan Native or American Indian	—	—	—	—
Asian	2	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	1	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Undisclosed	—

Communications with the Board

Stockholders and other interested parties may communicate with the Chairperson of the Board or with the non-employee directors, as a group, by sending such written communication to our Corporate Secretary at c/o Playtika Ltd., HaChoshlim St 8, Herzliya Pituach, Israel, Attn: Corporate Secretary.

All appropriate correspondence will be promptly forwarded by the Corporate Secretary to the Chairperson or the relevant directors. The Corporate Secretary may analyze and prepare a response to the information contained in communications received and may deliver a copy of the communication to other Company staff members or agents who are responsible for analyzing or responding to complaints or requests.

Director Compensation

The following table sets forth information for the year ended December 31, 2022, regarding the compensation awarded to, earned by or paid to our non-employee directors who served on the Board during 2022. Mr. Antokol, the Chairperson of the Board, who also served as our Chief Executive Officer, during the year ended December 31, 2022, and continues to serve in that capacity, does not receive any additional compensation for his board service and therefore is not included in the Director Compensation table below. All compensation paid to Mr. Antokol is reported below in the “2022 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Marc Beilinson	310,000	238,850	—	548,850
Hong Du	260,000	238,850	—	498,850
Dana Gross	75,000	238,850	—	313,850
Tian Lin	—	—	—	—
Wei Liu(3)	—	—	—	—
James Fu Bin Lu (4)	—	—	—	—
Bing Yuan	345,000	238,850	—	583,850
__________

(1)    Amounts reflect the following fees paid to Messrs. Beilinson, and Yuan, Mses. Gross and Du: (i) Mr. Beilinson received an annual cash retainer of $50,000 for his service on the board and an additional retainer of $50,000 (annually), $10,000 (annually) and $20,000 (per month) for his service as chair and member of the Audit Committee, a member of the Nominating and Corporate Governance Committee and a member of the Special Committee, respectively, (ii) Ms. Du received an annual cash retainer of $50,000 for her service on the board and an additional retainer of $10,000 (annually) and $20,000 (per month) for her service as a member of the Compensation Committee and a member of the Special Committee, (iii) Ms. Gross received an annual cash retainer of $50,000 for her service on the board and an additional retainer of $25,000 (annually) for her service as a member of the Audit Committee and (iv) Mr. Yuan received an annual cash retainer of $50,000 for his service on the board and an additional retainer of $25,000 (annually), $10,000 (annually), $10,000 (annually) and $25,000 (per month) for his service as a member of the Audit Committee, a member of the Nominating and Corporate Governance Committee, a member of the Compensation Committee and the chair and member of the Special Committee, respectively. Mr. Lin, Ms. Liu and Mr. Lu did not receive any cash compensation for their service on the Board in 2022.

(2)    Amounts reflect the full grant-date fair value of 15,262 fully vested RSUs granted to Messrs. Beilinson and Yuan and Mses. Gross and Du during 2022 calculated in accordance with ASC 718, Compensation—Stock Compensation (“ASC 718”), rather than the amounts paid to or realized by the non-employee director. We provide information regarding the assumptions used to calculate the value of all RSUs made to the non-employee directors in Note 13 to our financial statements included in our Annual Report on Form 10-K for the year ending December 31, 2022, filed with the SEC on February 28, 2023. No non-employee members of the Board held outstanding awards as of December 31, 2022.

(3)    Ms. Liu resigned as a member of our Board on July 11, 2022.

(4)    Mr. Lu was appointed as a member of our Board on July 11, 2022 and resigned as a member of our Board on November 30, 2022.

Information about our Executive Officers

The following table sets forth certain information about the executive officers as of April 11, 2023.

Name	Age	Position(s)
Executive Officers
Robert Antokol	55	Chief Executive Officer and Chairperson of the Board
Craig Abrahams	46	President and Chief Financial Officer
Ofer Kinberg	43	Chief Revenue Officer
Shlomi Aizenberg	43	Chief Operating Officer
Michael Cohen	52	Chief Legal Officer and Corporate Secretary
Nir Korczak	43	Chief Marketing Officer
Erez Rachmil	47	Chief Technology Officer
Gili Brudno	49	Chief Human Resources Officer

Robert Antokol co-founded the Playtika business in 2010, with our subsidiary, Playtika Ltd., and has served as its Chief Executive Officer since its founding. Mr. Antokol also served as our Chief Executive Officer since October 2019 and as Chairperson of the Board since June 2020. For Mr. Antokol’s biographical information, see “Board of Directors and Corporate Governance—Director Nominees” above.

Craig Abrahams has served as our President and Chief Financial Officer since October 2019, overseeing strategy and corporate development, corporate finance, investor relations, accounting and treasury functions. Prior to that, he also served as our President of Global Development from October 2016 to September 2019. From January 2011 to September 2016, Mr. Abrahams served as Co-founder, President and Chief Financial Officer of CIE, where he helped lead CIE’s purchase of Playtika in 2011. While serving in these capacities at CIE, Mr. Abrahams oversaw key acquisitions, including the purchase of Buffalo Studios (makers of Bingo Blitz, in 2012), EA Mobile Montreal (makers of World Series of Poker, in 2013) and Pacific Interactive (makers of House of Fun, in 2014). Previously, Mr. Abrahams served as Chief Financial Officer of Caesars Acquisition Company, or CAC, from October 2013 to October 2017. His previous experience includes strategic planning and investment banking roles at The Walt Disney Company and Bear, Stearns & Co. Inc., respectively. Mr. Abrahams holds a bachelor’s degree in finance from Indiana University with High Distinction and an M.B.A. from Harvard Business School with Distinction.

Ofer Kinberg has served as our Chief Revenue Officer since December 2021. Previously from January 2019 to December 2021, Mr. Kinberg served as our Executive General Manager, Social Casino Division, overseeing the development of our portfolio of social casino games. Previously, Mr. Kinberg served as our General Manager of Slotomania from January 2015 to January 2019, where he was responsible for managing the strategy, tactics and continued development of the game. Previously, Mr. Kinberg served as our Vice President, Marketing and Monetization and Vice President, Customer Relationship Management and Analytics. Prior to joining Playtika, Mr. Kinberg served as the Director of Customer Relationship Management at Neogames, and in the elite Israeli military unit 8200. Mr. Kinberg holds a bachelor of science degree in statistics from Tel Aviv University.

Shlomi Aizenberg has served as our Chief Operating Officer since December 2021. Previously from January 2019 to December 2021, Mr. Aizenberg served as our Executive General Manager, Casual Games Division where he oversaw the development of our portfolio of casual games. Previously, Mr. Aizenberg served as the General Manager of the Bingo Blitz studio from April 2015 to January 2019, managing the strategy, tactics and continued development of the game. Prior to joining Playtika, Mr. Aizenberg served as Vice President of Marketing and SaaS Strategy of easy2comply from January 2011 to November 2011, and Vice President of Marketing at Give2gether.com from July 2010 to January 2011, as well as serving in multiple roles, including as Director of Pre-Sales at Serpia from July 2006 to June 2010. Mr. Aizenberg holds a bachelor of science degree in political science and international relations from Interdisciplinary Center Herzliya and an M.B.A. from the College of Management Academic Studies in Rishon LeZion, Israel.

Michael Cohen has served as our Chief Legal Officer since December 2021 and as our Corporate Secretary since October 2020. Prior to these roles, Mr. Cohen served as our Executive Vice President and General Counsel from October 2016 to December 2021, and as Senior Vice President, Corporate Development, General Counsel and Corporate Secretary of CAC from April 2014 to October 2017. Mr. Cohen holds a bachelor of business administration degree from the University of Wisconsin-Madison and a Juris Doctor from Northwestern University School of Law.

Nir Korczak has served as our Chief Marketing Officer since March 2017, overseeing the establishment of our centralized marketing function. He is responsible for developing and executing our comprehensive marketing plan, including strategy, recruitment and processes to facilitate our growth and increase our revenues. Previously, Mr. Korczak served as Chief Executive Officer of Aditor LTD, a mobile advertising company that we acquired in March 2017, from 2015 to March 2017, where he managed and oversaw the development of Aditor’s innovative advertising solutions and technologies. Prior to serving as Chief Executive Officer of Aditor, Mr. Korczak has also served as Head of Exports Sectors at Google Israel from 2006 to 2015. Mr. Korczak holds a bachelor of science degree in industrial engineering management and information systems from Ben Gurion University and an M.B.A. from Tel Aviv University.

Erez Rachmil has served as our Chief Technology Officer since June 2021. Mr. Rachmil is responsible for building out operations at scale and overseeing our technology roadmap. Previously, Mr. Rachmil served as Senior Vice President of Research and Development for our Casual games division. With over 20 years of experience in technology and IT, Rachmil’s background also includes roles at companies such as HP, Amdocs, and 888. Rachmil holds a B.A in Management from Ben Gurion University.

Gili Brudno has served as our Chief Human Resources Officer since March 2023. Ms. Brudno oversees our global human resources strategy. She is responsible for shaping our culture and developing best practices and processes designed to maintain the Company as an attractive employer that inspires the world’s most passionate talent. Previously, Ms. Brudno served as BioCatch’s Chief People Officer, from 2021 to 2023, as SAP’s VP HR for the Global Services Sales Business, from 2015 to 2020, and at TEVA Pharmaceutical Industries in various senior positions, from 2005 to 2015. Ms. Brudno holds a Master of Business Administration from the Paris School of Business and a Bachelor of Arts in behavioral sciences from the College of Management Academic Studies in Israel.

Executive Compensation

Compensation Discussion and Analysis

The following sections of this compensation discussion and analysis provide information about the material components of our executive compensation program for 2022 for our “named executive officers.” For 2022, our named executive officers are:

•    Robert Antokol, Chairperson of the Board and Chief Executive Officer;

•    Craig Abrahams, President and Chief Financial Officer;

•    Ofer Kinberg, Chief Revenue Officer;

•    Shlomi Aizenberg, Chief Operating Officer; and

•Michael Cohen, Chief Legal Officer and Corporate Secretary.

Response to 2022 Say on Pay Vote and Changes to Executive Compensation Program for 2023

We are committed to exceptional performance and being responsive to our stockholders. Our initial public offering in January 2021 was a historic milestone for our company, positioning us for an exciting journey ahead.

Our executive compensation program received the support of approximately 86% of the total votes cast at our 2022 Annual Meeting. These results indicated solid support of our program, but as we continue to move forward as a public company, we recognize that the structure of our legacy executive compensation programs should evolve with the progression of our business in order to more closely tie executive compensation with long-term shareholder value creation. Following our 2021 annual meeting, we engaged in outreach efforts with key stakeholders to solicit feedback on compensation and governance matters. In response to feedback on our incentive measures and long-term pay mix, and considering market best compensation practices, the Compensation Committee took prompt and decisive measures to review and make changes in 2022 to our executive compensation program, an overview of which is provided below.

Our new program, which represents a significant shift in our approach to executive pay, was implemented for 2022. It was carefully developed to incorporate the feedback that we gathered and analyzed from a spectrum of stakeholders, including our key stockholders, proxy advisory firms, the Compensation Committee’s independent compensation consultant, management and our full Board. The result of this extensive outreach was the development, adoption and implementation of a new executive compensation program that more closely aligns with market best practices and stockholder expectations. Of note, the significant changes that were adopted were done so in the context of retaining and incentivizing our executive leadership team, while also complying with existing employment agreements.

As part of this process, the Compensation Committee retained Pearl Meyer & Partners LLC (“Pearl Meyer”), as its independent compensation consultant, to gain further insight on current pay practices to ensure that our approach going forward effectively balances competitive market practices, stockholder expectations, best-practice governance standards and our business strategy.

The following is an overview of the modifications that we made in 2022 with respect to executive compensation:

Revised the Annual Bonus Plan to Provide Formulaic Bonus Payouts Tied to Financial Performance
•Established target bonus payout opportunities aligned with market practices

◦Below threshold: no bonus payout
◦Threshold payout: 50% of target
◦Target payout: 100%
◦Maximum payout: 200% of target

•Utilized pre-established financial performance targets
◦For 2022, annual bonus payouts were based on the achievement of pre-determined threshold, target and maximum Retention Plan Adjusted EBITDA goals (as described below)

•Our Chief Executive Officer participates in the same annual bonus plan as other executive officers

Introduced Performance-Based Long-Term Equity Incentives
•Granted annual equity awards in February 2022 to executive officers using 100% performance stock units (“PSUs”)

•PSUs vest 25% per year based on the achievement of pre-established annual revenue growth targets

•Actual PSUs earned range from 0% to 100% of target:
◦First Annual Performance Period
▪50% payout: 1% revenue growth
▪75% payout: 7.5% revenue growth
▪100% payout: 9% or more revenue growth
◦Second, Third and Fourth Annual Performance Periods
▪50% payout: 1% revenue growth
▪75% payout: 3% revenue growth
▪100% payout: 5% or more revenue growth

(Awards will be determined based on linear interpolation between levels)

Implemented Executive Officer Stock Ownership Guidelines
•Adopted robust stock ownership guidelines

◦CEO: 6x base salary
◦Other executive officers: 3x base salary

Each officer must achieve ownership of the required market value of shares within three years of becoming subject to the guidelines. Common stock, common stock beneficially owned by the officer and RSUs count towards the requirement, but shares the officer has a right to acquire through exercising stock options (whether or not vested) are not counted. In addition, unearned performance-based awards are not counted as ownership for purposes of measuring compliance with the guidelines.

The above changes demonstrate that we are committed to putting forth an executive compensation program that further aligns the interests of our executives with our long-term stockholders, dutifully governed, and well-positioned to continue to attract, engage, and retain the high-caliber leadership talent needed to lead Playtika well into the future.

Executive Compensation Philosophy and Objectives

We believe that for us to be successful, we must hire and retain people who can continue to develop our strategy and innovate our products and services. To achieve these objectives, our executive compensation program has been designed to motivate, reward, attract and retain high caliber management and seeks to align compensation with our short- and long-term business objectives, business strategy and financial performance.

Our compensation programs for our named executive officers are built to support the following objectives:

•attract top talent in our leadership positions and motivate our executives to deliver the highest level of individual and team impact and results;

•ensure each one of our named executive officers receives a total compensation package that encourages the executive’s long-term retention;

•reward high levels of performance with commensurate levels of compensation; and

•align the interests of our executives with those of our stockholders by emphasizing long-term incentives.

Determination of Compensation

Role of the Compensation Committee. The Compensation Committee is responsible for overseeing all aspects of our executive compensation programs, including executive salaries, annual and long-term incentives and any executive perquisites for our named executive officers. The Compensation Committee considers such factors as it determines are appropriate in setting executive compensation, including the recommendations of our Chief Executive Officer (other than with respect to himself), current and past total compensation, company performance and each executive’s impact on performance, each executive’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership and internal equity pay considerations.

Role of Compensation Consultant. The Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. The Compensation Committee retained Pearl Meyer in late 2021 as its independent compensation consultant and continued to retain Pearl Meyer throughout 2022. Pearl Meyer reports directly to the Compensation Committee. Pearl Meyer also communicates with management to gather information and review management proposals as needed. Pearl Meyer’s responsibilities include:

•Reviewing and advising on executive compensation program design and policies, including the performance measures to be used under the executive compensation program and goal setting

•Advising on executive compensation philosophy

•Providing analysis and recommendations regarding the composition and selection of our peer group companies

•Conducting executive compensation proxy and survey pay benchmarking

•Assessing peer group annual and long-term incentive plan design practices

•Assessing peer group equity dilution and burn rate practices

•Updating the Compensation Committee with executive compensation and governance trends, best practices, and proxy advisory policy updates

•Advising on other related programs such as stock ownership guidelines, severance, change-in-control severance, clawback policies, etc.

Other than advising the Compensation Committee as described above, Pearl Meyer did not provide any services to the Company in 2022. The Compensation Committee has sole authority to hire, fire and set the terms of engagement with Pearl Meyer. The Compensation Committee assessed the independence of Pearl Meyer, and each other adviser and outside legal counsel that provide advice to the Compensation Committee, pursuant to applicable rules and regulations of the SEC and the Nasdaq Stock Market and concluded that Pearl Meyer and such other advisers are independent. Further, pursuant to SEC rules, the Compensation Committee conducted a conflicts of interest assessment and determined that there is no conflict of interest resulting from retaining Pearl Meyer. The Compensation Committee intends to reassess the independence of its advisers at least annually.

Role of Management. In setting compensation for 2022, our Chief Executive Officer worked closely with the Compensation Committee in managing our executive compensation program. Our Chief Executive Officer made recommendations to the Board regarding compensation for our executive officers other than himself because of his daily involvement with our executive team. No executive officer participated directly in the final deliberations or determinations regarding his or her own compensation package.

Competitive Positioning. The Compensation Committee reviews our peer group annually to reflect changes in market capitalization and other factors, including acquisitions, and revises the companies included in the peer group accordingly. For 2022, Pearl Meyer assisted the Compensation Committee in identifying an appropriate peer group of companies for use as a reference when determining 2022 director and executive compensation. The peer group identified below was selected in January 2022 for purposes of setting 2022 compensation and the selection criteria identified below were measured at such date.

The identified peer group consisted of 15 companies selected based on the following characteristics and parameters and not on the basis of executive compensation levels:

MARKET CAPITALIZATION
•Represents a range of 0.2x to 5.0x of our market capitalization at the time the peer group was established (approximately $7 billion).

•Our market capitalization was positioned near the 36th percentile of the peers at the time the peer group was selected in January 2022.

SECTOR	•Represents public U.S. communication services, consumer discretionary and technology companies. •Focuses on gaming/entertainment, technology/internet and leisure time/discretionary spending.
REVENUE GROWTH	•Includes high growth companies, by reviewing 1-, 3- and 4-year compound annual growth. •Represents companies with double digit historical revenue growth.
TTM REVENUE
•Represents a range of 0.3x to 3.0x our trailing twelve month (TTM) revenues at the time the peer group was established (approximately $2.5 billion).

•Our TTM revenue was positioned near the 36th percentile of the peers at the time the peer group was selected in January 2022.

GEOGRAPHIC LOCATION	•Focuses on U.S. listed companies.

For 2022, this peer group consisted of the following companies:

Activision Blizzard, Inc.	Pinterest, Inc.
AMC Networks Inc.	Roku, Inc.
AppLovin Corporation	Light & Wonder, Inc.(1)
CyberArk Software Ltd.	Take-Two Interactive Software, Inc.
DraftKings Inc.	Xperi Holding Corporation
Electronic Arts Inc.	Ziff Davis, Inc.
IAC/InterActiveCorp	Zynga Inc.
Match Group, Inc.
_________

(1)    In 2022, Scientific Games Corporation changed its name to Light & Wonder, Inc.

Our Compensation Committee reviewed the foregoing comparable company data in connection with its determinations of the 2022 base salaries, total target cash and company-issued equity ownership for our named executive officers. The Compensation Committee does not rely entirely on that data to determine named executive officer compensation. Instead, as described above and consistent with past practice, the Compensation Committee members rely on their judgment and experience in setting those compensation levels and making those awards. As a result, variations on this pay positioning occur from year to year.

We expect that the Compensation Committee will continue to review comparable company data in connection with setting the compensation we offer our named executive officers to help ensure that our compensation programs are competitive and fair.

Elements of Our Executive Compensation Program

The primary elements of our named executive officers’ compensation and the main objectives of each are:

•Base Salary: Base salary attracts and retains talented executives, recognizes individual roles and responsibilities and provides stable income;

•Annual Bonus Plan: Annual performance bonuses help to incentivize executives to work towards key corporate performance objectives on an annual basis;

•Equity-Based Long-Term Incentive Compensation: Equity compensation, provided in the form of stock options, restricted stock units (“RSUs”) and PSUs, aligns executives’ interests with our stockholders’ interests, emphasizes long-term financial performance and helps retain executive talent;

•Retention Plan Awards:

◦Appreciation Unit Awards. Annual performance-based payments promote the achievement of key financial performance objectives and reward executives for their contributions toward achieving those objectives;

◦Retention Awards: Retention awards provide for annual payments and help retain executive talent; and

•Other Benefits and Perquisites: Our named executive officers are eligible to participate in our health and welfare programs and our retirement programs. Our Israel-based named executive officers also receive other customary or mandatory social benefits in Israel on the same basis as our other full-time Israel-based employees. We also provide certain additional benefits to our named executive officers, which aid in attracting and retaining executive talent.

Each of these elements of compensation is described further below.

Base Salaries

Base salary is a stable fixed component of our compensation program. Our executive compensation program emphasizes performance-based and retention-based compensation over fixed compensation, and our executive base salaries are set at levels intended to provide a reasonable baseline level of compensation that is relatively low compared to comparable companies. On a prospective basis, we intend to continue to evaluate the mix of base salary, short-term incentive compensation and long-term incentive compensation to appropriately align the interests of our named executive officers with those of our stockholders. Our named executive officers, other than Mr. Antokol, received the following base salary increases set forth in the table below during 2022. Mr. Antokol’s 2022 base salary remained unchanged from 2021.

	Base Salary		Increase in
Name	2021	2022	Base Salary
Robert Antokol	$366,818	$366,818	—%
Craig Abrahams	$290,000	$350,000	21%
Ofer Kinberg	$289,773	$340,909	18%
Shlomi Aizenberg	$255,682	$340,909	33%
Michael Cohen	$350,000	$385,000	10%

The foregoing base salary amounts for our named executive officers Messrs. Antokol, Kinberg and Aizenberg were paid in NIS and have been converted into U.S. Dollars for this table. For purposes of this table, we have used the exchange rate of NIS 3.52 : USD $1.00.

The actual base salaries paid to our named executive officers for the fiscal year ended December 31, 2022 are reflected in the “2022 Summary Compensation Table” below. The 2023 base salaries for our named executive officers remain unchanged from 2022, other than Mr. Antokol whose base salary was decreased to $19,875, which is the minimum salary required for his position under Israeli law.

Annual Bonus Plan

We adopted a bonus plan for 2022 pursuant to which annual bonuses will be paid to our employees, including our executive officers, based on a pool that is established by the Board upon consideration of “Retention Plan Adjusted EBITDA” for 2022 and the named executive officers’ target annual bonuses. The annual bonus pool is determined by the Compensation Committee based on our results for the applicable year.

“Retention Plan Adjusted EBITDA,” as used herein, is a non-GAAP financial measure which means the Adjusted EBITDA of our company and its subsidiaries for the applicable calendar year, increased by the payments in respect of awards under the Playtika Holding Corp. Retention Plan for the applicable year, the amount of retention awards to key individuals associated with acquired companies and certain other adjustments. Adjusted EBITDA, from which Retention Plan Adjusted EBITDA is determined, is also a non-GAAP financial measure which we define as net income before (1) interest expense, (2) interest income, (3) provision for income taxes, (4) depreciation and amortization expense, (5) stock-based compensation, (6) legal settlements, (7) contingent consideration, (8) acquisition and related expenses, (9) expenses under our long-term compensation plan, (10) M&A related retention payments, and (11) certain other items. For a reconciliation of Retention Plan Adjusted EBITDA to net income, please see Appendix A.

The Board established threshold, target and maximum achievement levels relative to Retention Plan Adjusted EBITDA for 2022, which will result in an annual bonus pool to be allocated to management employees, including the executive officers, by our Chief Executive Officer. Our “target” 2022 Retention Plan Adjusted EBITDA was $985,000,000, which would equate to a bonus pool equal to 7.5% of 2022 Retention Plan Adjusted EBITDA. Our “threshold” 2022 Retention Plan Adjusted EBITDA was set at 85% of “target,” which would result in a total bonus pool equal to 6% of 2022 Retention Plan Adjusted EBITDA. Our “maximum” 2022 Retention Plan Adjusted EBITDA objective was set at 125% of target, which would result in a total bonus pool equal to 10% of 2022 Retention Plan Adjusted EBITDA. Straight-line interpolation is used to calculate payouts associated with actual results falling between goals.

For 2022, our named executive officers’ threshold, target and maximum annual bonus opportunities corresponding to the foregoing Retention Plan Adjusted EBITDA threshold, target and maximum objectives and the corresponding bonus pools at each level are reflected in the table below:

Name	Threshold Bonus ($)	Target Bonus ($)	Maximum Bonus ($)
Robert Antokol	1,750,000	3,500,000	7,000,000
Craig Abrahams	1,000,000	2,000,000	4,000,000
Ofer Kinberg	625,000	1,250,000	2,500,000
Shlomi Aizenberg	625,000	1,250,000	2,500,000
Michael Cohen	550,000	1,100,000	2,200,000

Our 2022 Retention Plan Adjusted EBITDA was $919.0 million, or 93.3% of our “target” Retention Plan Adjusted EBITDA, which resulted in an annual bonus pool equal to 6.5% of 2022 Retention Plan Adjusted EBITDA or $59.7 million. Based on our 2022 Retention Plan Adjusted EBITDA, each executive received a 2022 annual bonus payout equal to 66% of his target bonus, which was calculated based on straight-line interpolation between the “target” and “maximum” 2022 Retention Plan Adjusted EBITDA objectives. Accordingly, in February 2023, our Compensation Committee approved the following 2022 bonuses to our named executive officers: Mr. Antokol, $2,326,683; Mr. Abrahams, $1,329,533; Mr. Kinberg, $830,958; Mr. Aizenberg, $830,958 and Mr. Cohen, $731,243.

Playtika Holding Corp. 2021-2024 Retention Plan

We maintain the Playtika Holding Corp. 2021-2024 Retention Plan (the “Retention Plan”) to provide certain key employees and consultants of the company and its subsidiaries the right to receive annual cash retention awards and awards providing an opportunity to participate in the appreciation of the company’s value and in order to retain these key employees and consultants and reward them for contributing to the success of the company and its subsidiaries. The Retention Plan includes performance periods covering calendar years 2021, 2022, 2023 and 2024. The Retention Plan is administered by our Chief Executive Officer, who generally has the authority to approve awards under the plan and generally administer the plan. Initial awards were granted under the Retention Plan in August 2019, with subsequent awards to employees or consultants after such date granted at the discretion of the administrator.

•Appreciation Unit Awards. Participants in the Retention Plan may be granted a number of notional interests, or “Appreciation Units,” representing a right to receive payment of a proportionate interest of the appreciation pool for each calendar year during the term of the plan. Appreciation Units vest on December 31 of each calendar year during the term of the plan for the applicable one-year performance periods, subject to the participant’s continued service through such vesting date. Upon vesting, a participant receives a cash payment in respect of his or her proportionate share of the annual appreciation pool (based on the total number of Appreciation Units outstanding and eligible for payment as of such date), which payment will be made no later than March 15 following the applicable vesting date. For certain participants, including the named executive officers, 50% of the estimated annual payment is paid to the participant in

July of each calendar year based on the estimated total annual appreciation pool for such year, with the remaining portion of the payment due to a participant in respect of his Appreciation Units for the calendar year paid following the end of the year as described above. The Retention Plan provides that a maximum of 200,000 Appreciation Units may be awarded.

The annual appreciation pool under the Retention Plan will be determined as follows:

•For 2021, (A) 14% of the Retention Plan Adjusted EBITDA for such calendar year, less (B) $25,000,000.

◦For 2022, (A) 14.5% of the Retention Plan Adjusted EBITDA for such calendar year, less (B) $25,000,000.

◦For each of 2023 and 2024, (A) 15.0% of the Retention Plan Adjusted EBITDA for such calendar year, less (B) $25,000,000.

For 2022, the appreciation pool under the Retention Plan was equal to (1) 14.5% multiplied by our Retention Plan Adjusted EBITDA for such calendar year, less (2) $25,000,000. Adjusted EBITDA for purposes of the Retention Plan, or “Retention Plan Adjusted EBITDA” has the same meaning as Retention Plan Adjusted EBITDA described above under “Annual Bonus Plan.”

In the event of a change in control prior to December 31, 2024, subject to a participant’s continued service on the date of such change in control (except as described below), a participant will receive a cash payment equal to his or her proportionate share of the net change in control appreciation pool (as described below) (based on the number of Appreciation Units outstanding and eligible for payment in respect of such change in control), with such amount referred to as the CIC Eligible Appreciation Amount. Except as otherwise provided in the Retention Plan or in the applicable award agreement, a participant’s CIC Eligible Appreciation Amount shall be paid in cash in four equal annual installments commencing on December 31 of the calendar year in which such change in control occurs, subject to continued service on each payment date. In the event a participant is terminated by the company without cause, resigns for good reason, or is terminated by reason of his or her death or disability (each, as defined in the Retention Plan), in each case following such change in control, the CIC Eligible Appreciation Amount will be paid within 60 days following such termination. Certain participants, including the named executive officers, will be paid their CIC Eligible Appreciation Amount in a lump sum within 30 days following the change in control.

The net change in control appreciation pool will be equal to (1) an amount equal to 12% of the net transaction proceeds received by the company undergoing the change in control (as further defined in the Retention Plan) less (2) the unpaid portion of the total retention pool under the Retention Plan as of such date. For purposes of the Retention Plan, “net transaction proceeds” is determined by either (i) the fair market value of the net consideration to be paid to the equity holders (on a fully diluted basis) in such change in control, or (ii) in the event of the sale, license or other disposition of our assets that constitutes a change in control, the aggregate value of any consideration that would be received by our equity holders if we were liquidated immediately following the consummation of such sale, license or other disposition, in each case, plus debt, plus cash and cash equivalents and restricted cash, and less transaction expenses, subject to certain adjustments.

Under the Retention Plan, a change in control will not be deemed to have occurred unless the net transaction proceeds (calculated prior to giving effect to the calculation of the amounts payable under the Retention Plan) are equal to or greater than $3.0 billion.

In October 2020, 43,000 Appreciation Units held by Mr. Antokol under the Retention Plan were cancelled. Pursuant to an amendment to the Retention Plan adopted in October 2020, these cancelled Appreciation Units formerly held by Mr. Antokol will be considered “retired units” for purposes of the plan and will be deemed to be outstanding and eligible for payment solely for purposes of determining the per unit value to be paid to participants, but no amounts will be paid to Mr. Antokol or otherwise with respect to such retired units.

•Retention Awards. Retention Awards are provided to eligible employees and consultants as an incentive to remain in service with the company during the four-year term of the Retention Plan. Each participant may be awarded a number of notional interests, each, a “Retention Unit”, with each Retention Unit representing a right to receive payment of his or her proportionate interest of the annual retention pool for each such calendar year. A total of 100,000 Retention Units are authorized for issuance under the Retention Plan. Each annual retention pool under the 2021-2024 Retention Plan will be $25,000,000. Such Retention Units vest on December 31 of each calendar year during the term of the plan, commencing December 31, 2021, subject to the participant’s continued service through such vesting date. Upon vesting, a participant receives a cash payment in respect of his or her proportionate share of the annual retention pool (based on the number of Retention Units outstanding and eligible for payment as of such date), which payment will be made no later than the last day of the calendar month following the applicable vesting date. For certain participants, including the named executive officers, 50% of the estimated annual payment is paid to the participant in July of each calendar year based on the annual retention pool, with the remaining portion of the payment due to a participant in respect of his Retention Units for the calendar year paid following the end of the year as described above.

In the event of a change in control prior to December 31, 2024, subject to a participant’s continued service on the date of such change in control (except as described below), a participant will receive a cash payment equal to his or her proportionate share of the unpaid portion of the total retention pool for the remaining term of the Retention Plan as of the date of the change in control (less any deductions for prior payouts to terminated participants) (based on the number of Retention Units outstanding and eligible for payment as of such date), with such amount referred to as the CIC Eligible Retention Amount. The CIC Eligible Retention Amount will be paid to participants pursuant to the same schedule and subject to the same accelerated payment terms as the CIC Eligible Appreciation Amount described above. Certain participants, including the named executive officers, will be paid their CIC Eligible Retention Amount in a lump sum within 30 days following the change in control.

•Effect of Termination of Service. For certain participants, in the event of the participant’s termination without cause or resignation for good reason, or termination by reason of death or disability, he or she will be eligible to receive a lump sum cash payment equal to his or her proportionate share (based on the number of Retention Units outstanding and eligible for payment as of such date) of the unpaid portion of the total retention pool for the remaining term of the Retention Plan as of the date of termination, which amount shall be paid in cash within 60 days following the date of termination. In the event of such a termination, such participant will also remain eligible to receive payments in respect of his or her Appreciation Units for all vesting dates that have not yet occurred prior to the date of such termination, which payments will be made as and when such payments are made to other Appreciation Unit holders.

For all other participants, in the event of termination due to death or disability on or after January 1, 2021, but prior to December 31, 2024, the participant will receive a payment in respect of his or her proportionate share (based on the number of Retention Units outstanding and eligible for payment as of such date) of the unpaid portion of the total retention pool for the remaining term of the Retention Plan as of the date of termination, pro-rated for the portion of the period between January 1, 2021 and December 31, 2024 that has elapsed prior to termination, payable within 60 days following termination. In addition, the participant will retain the right to receive payments for a pro-rated portion of his or her Appreciation Units for all vesting dates that have not yet occurred prior to the date of such termination, which payments will be made as and when such payments are made to other Appreciation Unit holders.

All payments triggered by a termination of employment or service will be subject to the execution of a general release of claims in favor of the company. If a participant terminates service for any reason other than as described above, the participant will immediately forfeit all unvested Retention Units and Appreciation Units.

Named Executive Officer Awards Under the Retention Plan

The following table shows the outstanding awards held by our named executive officers under the Retention Plan as of December 31, 2022. None of our named executive officers received additional awards under the Retention Plan in 2021.

As of December 31, 2022, a total of 82,800 Retention Units and 128,890 Appreciation Units were outstanding under the Retention Plan (which does not include the 43,000 Appreciation Units previously held by Mr. Antokol under the Retention Plan that were cancelled in October 2020, but which continue to be treated as outstanding and eligible for payment, although no payments will be made with respect to such cancelled units).

Our Retention Plan Adjusted EBITDA for 2022 was $919.0 million resulting in an appreciation pool of approximately $108.3 million. In addition to that amount, we had $25.0 million of retention payments per the plan. The amounts earned by our named executive officers for 2022 with respect to their Retention Units and Appreciation Units under the Retention Plan are shown in the “2022 Summary Compensation Table” below.

	Retention Plan
Name	Retention Units (#)	Appreciation Units (#)
Robert Antokol	45,000	43,000	(1)
Craig Abrahams	7,000	8,260
Ofer Kinberg	7,000	8,260
Shlomi Aizenberg	7,000	8,260
Michael Cohen	3,500	4,130

(1)    In October 2020, 43,000 Appreciation Units held by Mr. Antokol under the Retention Plan were cancelled. However, for purposes of determining future payouts with respect to Appreciation Units under the Retention Plan, these cancelled units will continue to be treated as outstanding and eligible for payment, although no payments will be made with respect to such cancelled units.

Equity Compensation

We view equity-based compensation as a critical component of our balanced total compensation program going forward as a public company. Equity-based compensation creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns the interests of executives with those of our stockholders. Accordingly, the Board, and the Compensation Committee, from time to time may grant equity incentive awards covering shares of our common stock to our named executive officers and will review their equity incentive compensation going forward.

2022 Performance Stock Unit Awards

On February 7, 2022, the Compensation Committee approved the grant of PSUs to each of our named executive officers pursuant to the Company’s 2020 Incentive Award Plan, as amended (“2020 Plan”). The PSUs are eligible to vest in four equal installments based on the Company’s annual revenue growth rate over four annual performance periods consisting of calendar years 2022, 2023, 2024 and 2025, with up to 25% of the award eligible to vest each year.

The following table shows the number of PSUs awarded to each named executive officer:

Name	PSUs (#)
Robert Antokol	810,811
Craig Abrahams	378,378
Ofer Kinberg	297,297
Shlomi Aizenberg	297,297
Michael Cohen	202,703

For each annual performance period, up to 25% of the PSUs will be eligible to vest based on the Company’s annual revenue growth rate during the applicable performance period relative to threshold, target and maximum achievement levels. The following tables shows the threshold, target and maximum objectives and corresponding achievement levels for the Company’s annual revenue growth rate for each annual performance period:

Annual Revenue Growth Rate for the First Annual Performance Period	Revenue Growth Achievement Percentage
Less than 1%	0%
1%	50%
7.5%	75%
9% or more	100%

Annual Revenue Growth Rate for the Second, Third and Fourth Annual Performance Period	Revenue Growth Achievement Percentage
Less than 1%	0%
1%	50%
3%	75%
5% or more	100%

In November 2022, our Compensation Committee amended the annual revenue growth rate threshold, target and maximum objectives and corresponding achievement levels, and the tables above reflect the amended objectives. Prior to such amendment, the threshold, target and maximum objectives were 6%, 7.5% and 9% for all four performance periods.

If the Company’s annual revenue growth rate for a performance period is between two achievement levels, the achievement percentage will be determined by linear interpolation between the applicable achievement levels. Notwithstanding the foregoing, for Messrs. Antokol, Kinberg and Aizenberg, in no event shall less than 25 PSUs vest during each performance period.

If a named executive officer’s employment is terminated by the Company other than for “cause” or by the executive for “good reason” (each, as defined in the 2020 Plan), in each case, prior to a change in control, then the named executive officer will remain eligible to vest in the number of PSUs that would vest during the performance period in which the termination date occurred based on actual performance, prorated to reflect the number of days the executive was employed during such performance period, provided that if such qualifying termination occurs within three months prior to a “change in control” (as defined in the 2020 Plan), all outstanding PSUs at the time of termination will be treated as provided below upon the occurrence of a change in control.

Upon the occurrence of a change in control, all 100% of the outstanding PSUs as of the date of the change in control will be eligible to vest based on the passage of time in substantially equal installments on each December 31 occurring following the change in control through and including December 31, 2025, subject to the executive’s continued service through the applicable vesting date; provided that any PSUs eligible to vest based on a completed performance period but which have not yet vested will vest based on actual performance for such completed performance period on the date of the change in control. In the event a named executive officer experiences a qualifying termination after a change in control, but on or prior to December 31, 2025, any outstanding and unvested PSUs will accelerate and vest in full on the date of termination.

Achievement of 2022 Performance Stock Unit Awards – First Annual Performance Period

The first annual performance period for the 2022 PSUs concluded on December 31, 2022. In February 2023, the Compensation Committee determined that the Company’s annual revenue growth rate during the applicable performance period was 1.26%, which resulted in a revenue growth achievement percentage of approximately 51%. As a result, approximately 51% of the PSUs eligible to vest with respect to 2022 performance vested in February 2023.

The following table shows the number of PSUs in which each named executive officer vested in February 2023 based on 2022 performance:

Name	PSUs (#)
Robert Antokol	103,349
Craig Abrahams	48,229
Ofer Kinberg	37,894
Shlomi Aizenberg	37,894
Michael Cohen	25,836

Option Exchange

On November 14, 2022, we launched a one-time stock option exchange program (the “Option Exchange”) pursuant to which eligible service providers were able to exchange outstanding stock options for a lesser amount of new RSUs. Our named executive officers were eligible to participate in the Option Exchange. Individuals who elected to participate in the Option Exchange received one RSU for every 2.5 shares of our common stock underlying the eligible options surrendered. This “exchange ratio” (2.5-for-1) was applied on a grant-by-grant basis.

The Option Exchange expired on December 15, 2022. As a result of the Option Exchange, options to purchase 10,898,740 shares of our common stock were accepted for exchange (representing approximately 84.4% of the total options eligible for exchange). All surrendered options were cancelled effective as of the completion date of the Option Exchange, and in exchange for those options, we issued a total of approximately 4,358,232 new RSUs under the 2020 Plan. All of the existing stock options that were surrendered had exercise prices significantly above the recent trading prices of our common stock.

The following table shows the number of stock options surrendered by each of the named executive officers and the corresponding grant of new RSUs in accordance with the terms of the Option Exchange:

Name	Number of Shares Underlying Surrendered Stock Options	Number of New RSUs
Robert Antokol	—	—
Craig Abrahams	960,000	384,000
Ofer Kinberg	720,000	288,000
Shlomi Aizenberg	720,000	288,000
Michael Cohen	760,000	304,000

The new RSUs will be governed by the terms and conditions of the 2020 Plan and the RSU agreements entered into thereunder and are subject to a new vesting schedule and will vest quarterly in substantially equal installments over the three year period commencing on December 15, 2022, subject to the holder’s continuous service through the applicable vesting date.

For each of the named executive officers, the new RSUs retained the same accelerated vesting provisions as the surrendered options. Accordingly, the new RSUs will vest on an accelerated basis as follows: (a) in the event of the executive’s termination by us without “cause” or the executive’s resignation for “good reason” (each, as defined in the 2020 Plan) (such termination, a “Qualifying Termination”), such number of RSUs will vest on the date of such Qualifying Termination as is equal to the number of RSUs that are scheduled to vest on or prior to the first anniversary of the executive’s termination (provided, however, that in the event such termination occurs prior to the date on which 50% of the RSUs are vested, in no event shall less than 50% of the RSUs be vested as a result of such Qualifying Termination after giving effect to the acceleration pursuant to this clause (a)); and (b) in the event of an executive’s Qualifying Termination within three months prior to, on, or after a change in control (as defined in the 2020 Plan), all of the RSUs shall vest on the later of (1) the date of such Qualifying Termination or (2) the date of such change in control, in each case, subject to the execution by the executive and the effectiveness of a general release of claims.

Additionally, similar to the terms of the surrendered options for Messrs. Abrahams and Cohen, in the event a change in control occurs and an excise tax is imposed on Messrs. Abrahams and Cohen by reason of the application of Sections 280G and 4999 of the Internal Revenue Code arising as a result of the receipt of benefits and payments with respect to the new RSUs in connection with such change in control, each of Messrs. Abrahams and Cohen will be entitled to an additional “gross-up” payment in an amount equal to any such excise tax plus any taxes resulting from such payments.

Perquisites and Other Benefits

Our named executive officers are provided with certain enhanced benefits to aid in the performance of their respective duties and to provide competitive compensation with executives with similar positions and levels of responsibilities. Each of our named executive officers is provided with a cell phone allowance. Each of our full-time employees is eligible to receive certain other modest annual benefits which include a wellness benefit of up to $560 per employee per year. In 2022, Messrs. Abrahams and Cohen elected to receive the wellness benefit. Our executives in Israel may also receive annual holiday gifts from us, a food allowance and the ability to participate in a company-sponsored camp for our employees’ children, each of which is a benefit we provide to all of our Israel-based employees.

We also provide security for Mr. Antokol and his family. The decision to provide Mr. Antokol with the personal security benefit was prompted by the results of an analysis provided by an independent professional consulting firm specializing in executive safety and security. Based on these results, the Board approved personal security services to Mr. Antokol and his family. We also maintain a corporate aircraft that is used primarily for business travel by our executive officers. The Board, based on the foregoing executive safety and security analysis, has determined that

Mr. Antokol will be required to use our corporate aircraft for all travel (or otherwise via private air travel), including non-business travel. However, during 2022, due to operational circumstances or the cost of a private aircraft, Mr. Antokol occasionally travelled by commercial airline. During 2022, Mr. Antokol reimbursed the company for the full incremental cost to the company of any personal aircraft use. On occasion, our executive officers may have family members and other guests accompany them on our corporate aircraft when traveling on business, but we do not incur any incremental cost as a result of such family or guest travel.

Tax Gross-Ups. Pursuant to Messrs. Abrahams and Cohen’s award agreements under the Retention Plan and the 2020 Plan, in the event a change in control occurs and an excise tax is imposed by reason of the application of Sections 280G and 4999 of the Internal Revenue Code as a result of any compensatory payments made to Messrs. Abrahams and Cohen under such arrangements in connection with such change in control, each executive will be entitled to an additional “gross-up” payment in an amount equal to any such excise tax plus any taxes resulting from such payments. Additionally, from time to time, we make gross up payments to cover the personal income taxes for Messrs. Antokol, Kinberg and Aizenberg with respect to taxable income recognized by them as a result of company-paid holiday-related gifts, health insurance, and costs associated with company-paid business meetings that are taxable under Israeli law, as well as their children’s participation in a company-sponsored camp, as detailed in the footnotes to the “2022 Summary Compensation Table” below.

Retirement and Other Benefits

Health and Welfare Benefits for U.S. Employees. All of our full-time U.S. employees, including our U.S.-based named executive officers Messrs. Abrahams and Cohen, are eligible to participate in our health and welfare plans on the same basis, including:

•    medical, dental and vision benefits;
•    medical and dependent care flexible spending accounts;
•    short-term and long-term disability insurance; and
•    life and accidental death and disability insurance.

U.S. 401(k) Plan. Our U.S.-based employees who satisfy certain eligibility requirements are also eligible to participate in a 401(k) retirement savings plan. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are subject to a three-year vesting schedule. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Benefits to Israeli Employees. Generally, benefits available to our Israel-based employees are available to all Israel-based employees on the same basis, which include welfare benefits, annual vacation leave, sick leave, convalescence pay, military duty leave, transportation expense reimbursement, advanced study fund, life and disability insurance and other customary or mandatory social benefits in Israel. We make monthly contributions to funds administered by financial institutions for certain pension and severance liabilities on behalf of each of our Israel-based employees, including our Israel-based named executive officers, subject to certain conditions. The amount of these contributions is based on a percentage of the employee’s salary, taking into account any base salary thresholds under Section 14 of the Israeli Severance Pay Law—1963. Generally, company contributions to a pension insurance policy, manager’s insurance policy and/or pension fund, or a combination (based on the employee’s personal choice), up to a total of 14.83% of an employee’s determining salary, or applicable portion thereof, of which up to 8.33% is a severance pay component contributed to a severance fund (applying the arrangement in accordance with Section 14 of the Israeli Severance Pay Law—1963), and up to 6.5% of which is applied to compensatory payments. These severance contributions under Section 14 of the Israeli Severance Pay Law—1963 satisfy in full our statutory severance pay obligation for our Israel-based employees. The compensatory payment component is applied to fund pension and/or disability benefits for the employee. Our Israel-based employees make a corresponding contribution of up to 6% of their salary.

Severance Benefits

We are party to employment agreements with our Israel-based named executive officers. Mr. Antokol’s employment agreement provides for severance benefits upon his qualifying termination. In addition, all of our Israel-based named executive officers are entitled to severance pay upon termination of employment for any reason, including retirement, according to Section 14 of the Israeli Severance Pay Law—1963. We make a contribution on a monthly basis for each of our Israel-based employees, including our Israel-based named executive officers, of 8.33% of their monthly salary to a severance fund for this purpose. Section 14 states that company’s contributions for severance pay shall be in lieu of severance compensation and, upon release of the policy to the employee, no additional obligations shall be conducted between the parties regarding the matter of severance pay and no additional payments shall be made by the company to the employee unless otherwise specified in a written agreement between the company and the employee.

A description of these arrangements is set forth under “—Employment Agreements” below, and information on the estimated payments and benefits that our named executive officers would have been eligible to receive as of December 31, 2022, is set forth in “—Potential Payments Upon Termination or Change in Control” below.

Governance, Tax and Accounting Considerations

As a general matter, the Board reviews and considers the various tax and accounting implications of compensation programs we utilize.

Ownership Guidelines. In addition to the elements of executive officer compensation described below, we have adopted stock ownership guidelines pursuant to which our executive officers are required to hold a number of shares of our common stock having a market value equal to or greater than a multiple of each executive’s base salary. Each officer must achieve ownership of the required market value of shares within three years of becoming subject to the guidelines. Common stock, common stock beneficially owned by the officer and RSUs count towards the requirement, but shares the officer has a right to acquire through exercising stock options (whether or not vested) are not counted. In addition, unearned performance-based awards are not counted as ownership for purposes of measuring compliance with the guidelines. Our stock ownership guidelines are as follows:

Ownership Requirement as a
Executive	Multiple of Base Salary
Robert Antokol	6x
All other executive officers	3x

As of the date hereof, each of our executive officers met the stock ownership requirements.

Deductibility of Executive Compensation. Section 162(m) of the Code denies a publicly-traded corporation a federal income tax deduction for remuneration in excess of $1 million per year per person paid to executives designated in Section 162(m) of the Code, including, but not limited to, its chief executive officer, chief financial officer, and the next three highly compensated executive officers. However, we believe that maintaining the discretion to provide compensation that is non-deductible allows us to provide compensation tailored to the needs of our company and our named executive officers and is an important part of our responsibilities and benefits our stockholders.

Accounting for Share-Based Compensation. We account for share-based payments, including our long-term equity incentive program, in accordance with the requirements of the Financial Accounting Standards Board (“FASB”), Accounting Standards Codification Topic 718.

Risk Considerations. In establishing and reviewing our executive compensation program, the Compensation Committee considers whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. See the section entitled “Corporate Governance–Role of the Board in Risk Oversight” above for an additional discussion of risk considerations.

Prohibition on Hedging, Pledging, and Short Sales. We prohibit our directors, officers, employees, and their family members from engaging in transactions using derivative securities, short selling our securities, trading in any puts, calls or covered calls, writing purchase or call options and short sales, or otherwise participating in hedging, “stop loss,” or other speculative transactions involving our securities. In addition, margin purchases of our securities and pledging any of our securities as collateral to secure loans is prohibited. See the section entitled “Corporate Governance–Anti-Hedging and Anti-Pledging Policies” above for an additional discussion of our anti-hedging and anti-pledging policies.

Clawback Policy. While our Chief Executive Officer and Chief Financial Officer are subject to any recovery rights that are provided under applicable laws, including the Sarbanes-Oxley Act of 2002, we have not yet adopted a compensation recovery policy as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). We are reviewing the final clawback rule adopted by the SEC that implements the applicable provisions of the Dodd-Frank Act and the Nasdaq’s related proposed listing standard, in each case relating to recoupment of incentive-based compensation. The Company will implement its clawback policy in accordance with the new listing standard when the new listing standard becomes final.

2022 Compensation Tables

2022 Summary Compensation Table

The following table contains information about the compensation earned by each of our named executive officers during our most recently completed fiscal year ended December 31, 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen-sation ($)(3)	All Other Compen- sation ($)		Total ($)(4)
Robert Antokol	2022	366,818	13,586,957	12,689,192	—	29,317,140	1,304,087	(5)	57,264,194
Chief Executive Officer	2021	399,845	35,033,472	—	—	26,388,526	1,301,626		63,123,469
	2020	376,190	16,861,891	310,414,910	—	44,074,722	280,463		372,008,176
Craig Abrahams	2022	350,000	2,113,527	7,177,296	—	6,514,212	6,560	(6)	16,161,595
President and Chief Financial Officer	2021	290,000	7,506,984	—	—	5,069,057	6,560		12,872,601
	2020	290,000	2,219,831	18,702,500	8,238,528	5,245,443	6,560		34,702,862
Ofer Kinberg	2022	340,909	2,113,527	5,594,458	—	6,015,637	68,997	(7)	14,133,528
Chief Revenue Officer	2021	315,862	2,687,984	—	—	5,069,057	61,744		8,134,647
	2020	297,176	2,630,331	11,221,500	6,178,896	5,245,443	57,467		25,630,813
Shlomi Aizenberg	2022	340,909	2,113,527	5,594,458	—	6,015,637	445,490	(8)	14,510,021
Chief Operating Officer	2021	278,702	2,687,984	—	—	5,069,057	60,072		8,095,815
	2020	262,214	1,815,689	11,221,500	6,178,896	2,621,895	53,342		22,153,536
Michael Cohen	2022	385,000	1,056,763	4,166,382	—	3,323,582	6,560	(6)	8,938,287
Chief Legal Officer and Corporate Secretary	2021	350,000	4,853,992	—	—	2,534,529	6,560		7,745,081
	2020	350,000	1,199,642	11,221,500	6,522,168	2,621,895	6,560		21,921,765
__________

(1)    Amounts in this column reflect payouts pursuant to the named executive officer’s Retention Units under the 2021-2024 Retention Plan for 2021 and 2022 (and for 2020, pursuant to the Retention Units under the 2017-2020 Retention Plan) (which amounts were calculated and paid in U.S. Dollars for all named executive officers).

For 2021 and 2020, also includes annual bonus payouts for the applicable year in the following amounts: Mr. Antokol, $6,000,000 (2021), and $6,000,000 (2020); Mr. Abrahams, $319,000 (2021), and $319,000 (2020); Mr. Kinberg, $750,000 (2021), and $729,500 (2020); Mr. Aizenberg, $750,000 (2021), and $729,500 (2020); and Mr. Cohen, $385,000 (2021), and $385,000 (2020). The foregoing annual bonus amounts to our named executive officers other than Messrs. Abrahams and Cohen are paid in NIS and were converted into U.S. Dollars for purposes of this table using the following exchange rates: 2021, NIS 3.20 : USD $1.00; and 2020, NIS 3.29 : USD $1.00.

This column also includes a discretionary transaction bonus paid to Messrs. Antokol, Abrahams and Cohen in recognition of their efforts towards our IPO in 2021 of $16,575,000, $5,250,000 and $3,500,000, respectively. Mr. Antokol’s 2021 transaction bonus was paid in NIS and was converted into U.S. Dollars for purposes of this table using the exchange rate in effect on the applicable payment date (NIS 3.20 : USD $1.00).

(2)    Amounts reflect the full grant-date fair value of PSUs, RSUs and stock options granted during the applicable year calculated in accordance with ASC 718, Compensation-Stock Compensation (“ASC 718”), rather than the amounts paid to or realized by the named executive officer. We provide information regarding the assumptions used to calculate the value of all PSUs, RSUs and option awards made to the named executive officers in Note 10 to our financial statements included in our Annual Report on Form 10-K for the year ending December 31, 2022, filed with the SEC on February 28, 2023.

Amounts for 2022 include the incremental fair value of replacement RSUs granted to Messrs. Abrahams, Kinberg, Aizenberg and Cohen in 2022 in connection with the Option Exchange compared to the surrender date fair value of surrendered options in the amount of $1,255,680, $941,760, $941,760 and $994,080, respectively. For additional information on the RSUs granted in connection with the Option Exchange, including the accelerated vesting provisions, see “Compensation Discussion and Analysis—Equity Compensation—Option Exchange” above.

With respect to the PSUs granted as annual awards to the named executive officers in 2022, the number of PSUs that are eligible to vest will be determined based on the Company’s annual revenue growth rate over four one-year annual performance periods ending December 31 of the applicable year. The grant date fair value of the PSUs included in this column was calculated based on the probable achievement of the performance goals as determined at the date of grant, which was determined assuming performance at 100%. The highest level of performance that may be achieved for the PSUs is 100% of the target. The grant date fair values for the PSUs granted during 2022 (assuming performance at the maximum level) was $12,689,192 for Mr. Antokol, $5,921,616 for Mr. Abrahams, $4,652,698 for Mr. Kinberg, and $4,652,698 for Mr. Aizenberg and $3,172,302 for Mr. Cohen.

(3)    Amounts reflect payouts pursuant to the named executive officer’s Appreciation Units under the 2021-2024 Retention Plan for 2022 and 2021 (and for 2020, pursuant to the Appreciation Units under the 2017-2020 Retention Plan) (which amounts are calculated and paid in U.S. Dollars for all named executive officers). Those payouts for 2022 are as follows: Mr. Antokol, $26,990,457; Mr. Abrahams, $5,184,679; Mr. Kinberg, $5,184,679; Mr. Aizenberg, $5,184,679; and Mr. Cohen, $2,592,339.

For 2022, also includes annual bonus payouts in the following amounts: Mr. Antokol, $2,326,683; Mr. Abrahams, $1,329,533; Mr. Kinberg, $830,958; Mr. Aizenberg, $830,958; and Mr. Cohen, $731,243 (which amounts were calculated in U.S. Dollars for all named executive officers).

(4)    For 2022 amounts, unless otherwise noted in the footnotes above, the compensation for our named executive officers other than Messrs. Abrahams and Cohen was paid in NIS and have been converted to U.S. Dollars using the average exchange rate for 2022 based on the applicable payment dates of such compensation (NIS 3.52: USD $1). For 2021 amounts, unless otherwise noted in the footnotes above, the compensation for our named executive officers other than Messrs. Abrahams and Cohen was paid in NIS and have been converted to U.S. Dollars using the average exchange rate for 2021 based on the applicable payment dates of such compensation (NIS 3.23 : USD $1). For 2020 amounts, unless otherwise noted in the footnotes above, the compensation for our named executive officers other than Messrs. Abrahams and Cohen was paid in NIS and have been converted to U.S. Dollars using the average exchange rate for 2020 based on the applicable payment dates of such compensation (NIS 3.44: USD $1).

(5)    For 2022, amount reflects (A) a contribution of $7,375 by the company to an Israeli pension fund under Israeli law, (B) a contribution of $10,114 by the company to the executive’s severance fund under Section 14 of the Israeli Severance Pay Law-1963, (C) a contribution of $4,017 by the company to an Israeli educational fund, (D) an annual contribution to a long-term disability insurance of $930, and (E) a contribution of $823 by the company as convalescence pay. Also includes a company-paid cell phone allowance of $358, an annual transportation allowance of $10,230, costs incurred by the company for security services of $1,261,455, a $5,393 tax gross-up related to company-paid holiday-related gifts, health insurance, and costs associated with company-paid business meetings that are taxable under Israeli law, as well as his children’s participation in a company-sponsored camp of $2,290, a $28 company-paid gym membership, a $560 wellness benefit, and costs incurred by the company for holiday-related gifts of $514.

(6)    For Messrs. Abrahams and Cohen for 2022, amount includes 401(k) matching contributions made by us of $6,000 and a $560 wellness benefit. Neither Mr. Abrahams nor Mr. Cohen received perquisites with a value that exceeded $10,000, in the aggregate, in 2022.

(7)    For 2022, amount reflects (A) a contribution of $21,312 by the company to an Israeli pension fund under Israeli law, (B) a contribution of $27,312 by the company to the executive’s severance fund under Section 14 of the Israeli Severance Pay Law-1963, (C) a contribution of $4,017 by the company to an Israeli educational fund, (D) an annual contribution to a long-term disability insurance of $2,458, and (E) a contribution of $859 by the company as convalescence pay. Amount also includes a company-paid cell phone allowance of $144, an annual transportation allowance of $622, a $5,592 tax gross-up related to company-paid holiday-related gifts, health insurance, and costs associated with company-paid business meetings that are taxable under Israeli law, as well as his children’s participation in a company-sponsored camp of $2,290, costs incurred by the company for holiday-related gifts of $514, a $227 company-paid gym membership, a $560 wellness benefit, and an annual food allowance of $3,090.

(8)    For 2022, amount reflects (A) a contribution of $21,215 by the company to an Israeli pension fund under Israeli law, (B) a contribution of $27,188 by the company to the executive’s severance fund under Section 14 of the Israeli Severance Pay Law-1963, (C) a contribution of $4,017 by the company to an Israeli educational fund, (D) an annual contribution to a long-term disability insurance of $2,766, and (E) a contribution of $815 by the company as convalescence pay. Amount also includes a company-paid cell phone allowance of $224, an annual transportation allowance of $615, a $384,428 tax gross-up related to company-paid holiday-related gifts, health insurance, and costs associated with company-paid business meetings that are taxable under Israeli law, a $227 company-paid gym membership, a $560 wellness benefit, costs incurred by the company for holiday-related gifts of $514, and an annual food allowance of $2,921.

Grants of Plan-Based Awards in the Fiscal Year Ended December 31, 2022

The following table sets forth certain information with respect to grants of awards to the named executive officers under the Company’s non-equity and equity incentive plans during fiscal year 2022.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert Antokol	2/7/2022	(2)	1,750,000	3,500,000	7,000,000	—	—	—	—	—
	2/7/2022	(3)	—	—	—	405,405	810,811	810,811	—	12,689,192
Craig Abrahams	2/7/2022	(2)	1,000,000	2,000,000	4,000,000	—	—	—	—	—
	2/7/2022	(3)	—	—	—	189,189	378,378	378,378	—	5,921,616
	12/15/2022	(4)	—	—	—	—	—	—	384,000	1,255,680
Ofer Kinberg	2/7/2022	(2)	625,000	1,250,000	2,500,000	—	—	—	—	—
	2/7/2022	(3)	—	—	—	148,648	297,297	297,297	—	4,652,698
	12/15/2022	(4)	—	—	—	—	—	—	288,000	941,760
Shlomi Aizenberg	2/7/2022	(2)	625,000	1,250,000	2,500,000	—	—	—	—	—
	2/7/2022	(3)	—	—	—	148,648	297,297	297,297	—	4,652,698
	12/15/2022	(4)	—	—	—	—	—	—	288,000	941,760
Michael Cohen	2/7/2022	(2)	550,000	1,100,000	2,200,000	—	—	—	—	—
	2/7/2022	(3)	—	—	—	101,351	202,703	202,703	—	3,172,302
	12/15/2022	(4)	—	—	—	—	—	—	304,000	994,080

__________

(1)    Amounts represent the grant date fair value of PSUs granted in 2022, each computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named executive officer. The grant date fair value of PSUs is based on the probable outcome of the applicable performance conditions, as further described in the footnotes to the Summary Compensation Table above. Amounts with respect to the RSUs represent the incremental fair value of the replacement RSUs granted to Messrs. Abrahams, Kinberg, Aizenberg and Cohen in 2022 in connection with the Option Exchange compared to surrender date fair value of surrendered options. For additional information on the RSUs granted in connection with the Option Exchange, including the accelerated vesting provisions, see “Compensation Discussion and Analysis—Equity Compensation—Option Exchange” above. We provide information regarding the assumptions used to calculate the value of all PSUs and RSUs made to the named executive officers in Note 10 to our financial statements included in our Annual Report on Form 10-K for the year ending December 31, 2022, filed with the SEC on February 28, 2023.

(2)    The amounts shown represent the threshold, target and maximum amounts that could have been paid to the named executive officers under the 2022 annual bonus plan. The annual bonus pool and allocation of annual bonus amounts are determined based on the results of Retention Plan Adjusted EBITDA for the 2022 calendar year. For additional information on the 2022 annual bonuses, see “Compensation Discussion and Analysis—Annual Bonus Plan” above.

(3)    The amounts shown represent the threshold, target and maximum number of shares subject to PSU awards that were granted to the named executive officers in 2022. The number of PSUs that are eligible to vest will be determined based on the Company’s annual revenue growth rate over four one-year annual performance periods ending December 31 of the applicable year. For additional information on the 2022 PSUs, including the accelerated vesting provisions, see “Compensation Discussion and Analysis—Equity Compensation—2022 Performance Stock Unit Awards” above.

(4)    The amounts shown reflect the number of shares underlying RSU awards granted to the named executive officers in 2022 in connection with the Option Exchange. The RSUs will vest quarterly in substantially equal installments over the three year period commencing on December 15, 2022, subject to the holder’s continuous service through the applicable vesting date. For additional information on the RSUs granted in connection with the Option Exchange, including the accelerated vesting provisions, see “Compensation Discussion and Analysis—Equity Compensation—Option Exchange” above.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information relating to the outstanding equity awards held by our named executive officers at December 31, 2022. Stock awards and option awards were granted pursuant to our 2020 Plan.

		Stock Awards
		Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Name	Grant Date
Robert Antokol	10/8/2020	2,927,400	(2)	24,912,174	—		—
	2/7/2022	103,349	(3)	879,500	608,109	(4)	5,175,008
Craig Abrahams	2/7/2022	48,229	(3)	410,429	283,784	(4)	2,415,002
	12/15/2022	384,000	(5)	3,267,840	—		—
Ofer Kinberg	2/7/2022	37,894	(3)	322,478	222,973	(4)	1,897,500
	12/15/2022	288,000	(5)	2,450,880	—		—
Shlomi Aizenberg	2/7/2022	37,894	(3)	322,478	222,973	(4)	1,897,500
	12/15/2022	288,000	(5)	2,450,880	—		—
Michael Cohen	2/7/2022	25,836	(3)	219,864	152,028	(4)	1,293,758
	12/15/2022	304,000	(5)	2,587,040	—		—
__________

(1)    The market value of RSUs and PSUs that have not vested is calculated by multiplying the number of unvested units outstanding under the award by $8.51, which was the closing share price of our common stock as of December 30, 2022, the last trading day of 2022.

(2)    25% of the RSUs subject to the award will vest on each of December 31, 2023 and December 31, 2024, subject to the executive’s continued service on the applicable vesting date. In addition to any accelerated vesting pursuant to the terms of the 2020 Plan, the RSUs are subject to accelerated vesting as described under “Potential Payments Upon Termination or Change in Control.”

(3)    Represents the PSUs that vested in February 2023 based on the Company’s annual revenue growth rate over the one-year annual performance period ending December 31, 2022. The first annual performance period for the 2022 PSUs concluded on December 31, 2022. In February 2023, the Compensation Committee determined that the Company’s annual revenue growth rate during 2022 was 1.26%, which resulted in a revenue growth achievement percentage of approximately 51%. As a result, approximately 51% of the portion of the PSUs tied to 2022 performance were eligible to vest, subject to the named executive officers’ continued employment through the determination date in February 2023. For additional information on the 2022 PSUs, including the accelerated vesting provisions, see “Compensation Discussion and Analysis—Equity Compensation—2022 Performance Stock Unit Awards” above.

(4)    Represents PSUs that remain eligible to vest based on the Company’s annual revenue growth rate over the one-year annual performance periods ending December 31, 2023, 2024 and 2025. The number of PSUs in which a named executive officer remains eligible to vest is reported in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column assuming performance at 100%. For additional information on the 2022 PSUs, including the accelerated vesting provisions, see “Compensation Discussion and Analysis—Equity Compensation—2022 Performance Stock Unit Awards” above.

(5)    Represents RSUs granted in connection with the Option Exchange. The RSUs will vest quarterly in substantially equal installments over the three year period commencing on December 15, 2022, subject to executive’s continued service on the applicable vesting date. For additional information on the RSUs granted in connection with the Option Exchange, including the accelerated vesting provisions, see “Compensation Discussion and Analysis—Equity Compensation—Option Exchange” above.

Option Exercises and Stock Vested in 2022
The following table shows the number of shares of common stock subject to RSUs and PSUs that vested during 2022. None of our named executive officers exercised any of their stock options during 2022.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert Antokol	1,463,700	12,456,087
Craig Abrahams	—	—
Ofer Kinberg	—	—
Shlomi Aizenberg	—	—
Michael Cohen	—	—
__________

(1)    The value realized on the vesting of stock awards is based on the closing price of our common stock on the applicable vesting date of the awards.

Pension and Non-Qualified Deferred Compensation

None of our named executive officers participated in any pension or non-qualified deferred compensation plans during 2022.

Employment Agreements

We are a party to employment agreements with each of Messrs. Antokol, Aizenberg and Kinberg, as described below. Any potential payments and benefits due upon a termination of employment or a change in control under the employment agreements with our named executive officers are quantified below in “-Potential Payments upon Termination or Change in Control.”

Robert Antokol Employment Agreement

In December 2011, we entered into an employment agreement with Robert Antokol, our Chief Executive Officer. The employment agreement, as amended, is not for any specific term and may be terminated by either party upon six months’ prior written notice, or immediately by us for cause.

Pursuant to the employment agreement, Mr. Antokol is entitled to the annual base salary described above, which was increased from time to time. Mr. Antokol is also entitled to a monthly transportation allowance, as required by Israeli law and provided to all full-time Israeli employees on the same basis, and use of a company cell phone. We also make monthly contributions on Mr. Antokol’s behalf to funds administered by financial institutions for certain pension, severance and disability benefits and certain non-obligatory contributions to an education fund for Mr. Antokol, as further described above under “Compensation Discussion and Analysis-Retirement and Other Benefits-Benefits to Israeli Employees.” In the event that Mr. Antokol’s employment is terminated for any reason other than for cause, he will be entitled to receive all amounts accrued in the fund or policy to which the company’s severance contributions were paid during his employment. In addition, in the event we terminate Mr. Antokol’s employment other than for cause, or he resigns for good reason, in each case as defined in his employment agreement, we will be obligated to pay to him a lump sum cash payment equal to six months’ base salary.

Mr. Antokol’s employment agreement is governed by the laws of the State of Israel. In connection with his employment agreement, Mr. Antokol also executed a confidentiality, unfair competition and intellectual property assignment agreement, which contains non-solicitation and non-competition covenants (each of which remains in effect during the term of employment and for a period of 12 months following termination of employment) and confidentiality and assignment of invention covenants.

For purposes of Mr. Antokol’s employment agreement, “cause” means (1) his willful failure to substantially perform his duties or to follow a lawful, reasonable directive from the Board (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered by the Board which specifically identifies the failure and such failure continues for a reasonable time thereafter, (2) his willful act of fraud, embezzlement or theft, (3) his admission in any court, or conviction of, or plea of nolo contendere to, a felony (excluding offenses with respect traffic violations), (4) a finding that he is unsuitable for a gaming license or that his gaming license should be denied or revoked by the gaming regulatory authorities (5) his willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, provided that such violation or noncompliance resulted in material economic harm to us or our affiliates, or (6) if the Board, in good faith, believes that he is or might be engaged in or is about to be engaged in any activity or activities which could adversely affect our business, after a written demand for substantial performance is delivered to by the Board which specifically identifies such activity and his failure to demonstrate that he is not engaged in such activity.

For purposes of Mr. Antokol’s employment agreement, “good reason” means the occurrence, described in a written notice of termination of employment to us from Mr. Antokol, of any of the following circumstances without his express prior written consent, unless such circumstances are fully corrected to his full satisfaction within 30 days following delivery of such written notice: (1) a reduction by us in his annual base salary or other benefits; (2) our requiring him to be based anywhere more than 60 kilometers from his existing primary business location, (3) our failure to pay him any portion of his compensation within ten days of the date on which such compensation is due, (4) a material diminution of his duties or responsibilities, or (5) our material breach of his employment agreement which is not cured within 30 days following written notice by him to us of such breach.

Employment Agreements with Other Named Executive Officers

In May 2011 and December 2011, we entered into an employment agreement with each of Ofer Kinberg, our Chief Revenue Officer, and Shlomi Aizenberg, our Chief Operating Officer, respectively. Each executive’s employment agreement is not for any specific term and may be terminated by either party upon 30 days’ prior written notice, or immediately by us for cause.

Pursuant to each executive’s employment agreement, Messrs. Aizenberg and Kinberg are entitled to the annual base salary described above, which were increased from time to time. Each executive is also entitled to a monthly transportation allowance, as required by Israeli law and provided to all full-time Israeli employees on the same basis, and use of a company cell phone. We also make monthly contributions on each executive’s behalf to funds administered by financial institutions for certain pension, severance and disability benefits and certain non-obligatory contributions to an education fund for each executive, as further described above under “Compensation Discussion and Analysis-Retirement and Other Benefits-Benefits to Israeli Employees.” In the event that an executive’s employment is terminated for any reason other than for cause, the executive will be entitled to receive all amounts accrued in the executive’s fund or policy to which the company’s severance contributions were paid during his employment, which payment is intended to satisfy the company’s obligations under Section 14 of the Israeli Severance Pay Law-1963.

Each of Messrs. Aizenberg and Kinberg’s employment agreement is governed by the laws of the State of Israel. In connection with their employment agreements, each executive also executed a confidentiality, inventions, non-competition and non-solicitation agreement, which contains non-solicitation and non-competition covenants (each of which remains in effect during the term of employment and for a period of six months (12 months for Mr. Kinberg’s non-competition covenant) following termination of employment) and confidentiality and assignment of invention covenants.

For purposes of Messrs. Aizenberg and Kinberg’s employment agreement, “cause” means (1) his commission of a criminal offense, (2) his breach of duties of trust or loyalty to the company, (3) his material breach of the employment agreement which has not been cured within 15 days after receipt of notice from the company containing a description of such breach, (4) his cause of harm to the company’s business affairs, (5) his breach of any of the provisions of the confidentiality, inventions, non-competition and non-solicitation agreement, and/or (6) circumstances that constitute “cause” or do not entitle him to severance payments under any applicable law and/or under any judicial decision of a competent tribunal.

Potential Payments Upon Termination or Change in Control

The table below quantifies certain compensation and benefits that would have become payable to each of our named executive officers if his or her employment had terminated on December 31, 2022, as a result of each of the termination scenarios described below, or in the event of a change in control of the company on December 31, 2022. The severance funds provided to our Israel-based named executive officers under the third-party severance funds to which the company contributes under applicable law, as described above under “-Employment Agreements,” are not included in the table below as those benefits are provided on a non-discriminatory basis to all Israel-based employees.

					Retention Plan Payments
Named Executive Officer	Termination Scenario	Cash Severance ($)(1)	RSU Acceleration ($)(2)	PSU Acceleration ($)(3)	Payout of Retention Units ($)(4)	Payout of Appreciation Units ($)(5)	Tax Gross-Up ($)(6)	Total ($)
Robert Antokol	Termination without Cause or Resignation for Good Reason	183,409	24,912,174	879,500	27,173,913	56,461,109	—	109,610,105
	Change in Control	—	24,912,174	6,054,508	27,173,913	181,101,197	—	239,241,792
	Death or Disability	—	24,912,174	—	27,173,913	56,461,109	—	108,547,196
Craig Abrahams	Termination without Cause or Resignation for Good Reason	—	1,633,920	410,429	4,227,053	10,845,785	—	17,117,187
	Change in Control	—	3,267,840	2,825,431	4,227,053	34,788,276	22,001,670	67,110,270
	Death or Disability	—	—	—	4,227,053	10,845,785	—	15,072,838
Ofer Kinberg	Termination without Cause or Resignation for Good Reason	—	1,225,440	322,478	4,227,053	10,845,785	—	16,620,756
	Change in Control		2,450,880	2,219,978	4,227,053	34,788,276	—	43,686,187
	Death or Disability	—	—	—	4,227,053	10,845,785	—	15,072,838
Shlomi Aizenberg	Termination without Cause or Resignation for Good Reason	—	1,225,440	322,478	4,227,053	10,845,785	—	16,620,756
	Change in Control	—	2,450,880	2,219,978	4,227,053	34,788,276	—	43,686,187
	Death or Disability	—	—	—	4,227,053	10,845,785	—	15,072,838
Michael Cohen	Termination without Cause or Resignation for Good Reason	—	1,293,520	219,864	2,113,527	5,422,893	—	9,049,804
	Change in Control	—	2,587,040	1,513,622	2,113,527	17,394,138	11,355,485	34,963,812
	Death or Disability	—	—	—	2,113,527	5,422,893	—	7,536,420
__________

(1)    Represents six months base salary for Mr. Antokol payable upon our termination of his employment other than for cause or his resignation for good reason under his employment agreement, payable in a lump sum. The amount reflected in this column is based on Mr. Antokol’s base salary for 2022 as reflected in the Summary Compensation Table.

(2)    Represents the aggregate value of the accelerated vesting of the RSU awards granted to the named executive officers, calculated by multiplying the fair market value of our common stock by the number of RSUs, the vesting of which accelerates in connection with the applicable triggering event. The RSUs will vest on an accelerated basis as follows: (a) in the event of the executive’s termination by us without “cause” or resignation for “good reason” (each, as defined in the 2020 Plan), (b) in the case of Mr. Antokol, in the event of his death, (c) in the case of Mr. Antokol, in the event of his disability, or (d) upon a change in control (as defined in the 2020 Plan), subject (in the case of clauses (a) through (c)) to the execution and the effectiveness of a general release of claims in a form reasonably acceptable to us. The value in the table above assumes a fair market value per share of $8.51, which is the closing price of our common stock on December 30, 2022, the last trading day of 2022.

(3)    Represents the aggregate value of the accelerated vesting of the PSU awards granted to our named executive officers, calculated by multiplying the fair market value of our common stock by the number of PSUs, the vesting of which accelerates in connection with the applicable triggering event. The PSUs will vest on an accelerated basis as follows: in the event of the executive’s termination by us without “cause” or resignation for “good reason” (each, as defined in the 2020 Plan), in each case, prior to a change in control, then the executive will remain eligible to vest in the number of PSUs that would vest during the performance period in which the termination date occurred based on actual performance, prorated to reflect the number of days the executive was employed during such performance period, provided that if such qualifying termination occurs within three months prior to a change in control, all outstanding PSUs at the time of termination will be treated as provided below upon the occurrence of a change in control. Upon the occurrence of a change in control, 100% of the outstanding PSUs as of the date of the change in control will be eligible to vest based on the passage of time in substantially equal installments on each December 31 occurring following the change in control through and including December 31, 2025, subject to the executive’s continued service through the applicable vesting date; provided that any PSUs eligible to vest based on a completed performance period but which have not yet vested will vest based on actual performance for such completed performance period on the date of the change in control. In the event a named executive officer experiences a qualifying termination after a change in control, but on or prior to December 31, 2025, any outstanding and unvested PSUs will accelerate and vest in full on the date of termination.

The value in the table above assumes a fair market value per share of $8.51, which is the closing price of our common stock on December 30, 2022. For purposes of the “Termination without Cause or Resignation for Good Reason” column in the table above, we have reflected the value of the number of PSUs that vested with respect to 2022 performance, as determined by our Compensation Committee in February 2023, without proration. For purposes of the “Change in Control” column in the table above, we have assumed that a qualifying termination occurred concurrently with the change in control and the value included in the table above reflects the number of PSUs that vested with respect to 2022 performance, as determined by our Compensation Committee in February 2023, and the remaining unvested PSUs eligible to vest based on performance during 2023, 2024 and 2025.

(4)    Represents the expected amounts payable in respect of each named executive officer’s Retention Units upon the applicable triggering event. In the event of a named executive officer’s death or disability, or termination without cause or resignation for good reason, in each case prior to a change in control, a named executive officer will receive a payment equal to his proportionate share of any unpaid portion of the aggregate retention pool for any year not yet completed under the Retention Plan in a lump sum within 60 days following such termination. Upon a change in control occurring on December 31, 2022, provided a named executive officer had not experienced a termination of employment prior to such date, a named executive officer would receive a payment equal to his proportionate share of any unpaid portion of the retention pool under the Retention Plan in a lump sum within 30 days following such change in control. The named executive officers vested in the payments for 2022 in respect of their Retention Units under the Retention Plan on December 31, 2022, so those amounts are not included in the table above. We have calculated each named executive officer’s expected payments in respect of his Retention Units based on the number of expected outstanding Retention Units under the Retention Plan as of December 31, 2022, that would have been eligible for payment on such date under the circumstances described in the table. The named executive officers must comply with a one-year non-compete provision and execute a release of claims in order to receive the foregoing Retention Plan benefits.

(5)     Represents the amounts payable in respect of each named executive officer’s Appreciation Units upon the applicable triggering event. In the event of a named executive officer’s death or disability, or termination without cause or resignation for good reason, in each case prior to a change in control, a named executive officer will remain eligible to receive payments in respect of his or her Appreciation Units in accordance with the terms of the Retention Plan for any year not yet completed. With respect to the value of the Appreciation Units under the Retention Plan payable in the event of a named executive officer’s death or disability, or termination without cause or resignation for good reason, in each case prior to a change in control, the amount reflected in the table above was calculated by assuming that the Retention Plan Adjusted EBITDA for purposes of the Retention Plan for each of 2023 and 2024 is equal to the Retention Plan Adjusted EBITDA for 2022 ($919,000,000) multiplied by 15% and 15%, respectively, less $25,000,000 in each case, and that the outstanding number of Appreciation Units eligible for payment remains unchanged from the number of units outstanding at December 31, 2022, although the payments ultimately paid to the named executive officers for 2023 and 2024 would be based on the final appreciation pool for such year and the units eligible for payment at the end of the applicable year.

Upon a change in control occurring on December 31, 2022, provided a named executive officer had not experienced a termination of employment prior to such date, a named executive officer would have received a payout of his or her proportionate share of the change in control appreciation pool determined under the Retention Plan in a lump sum within 30 days following such change in control.

The named executive officers vested in the payments for 2022 in respect of their Appreciation Units under the Retention Plan on December 31, 2022, so those amounts are not included in the table above. We have calculated each named executive officer’s payments in respect of his Appreciation Units based on the number of outstanding Appreciation Units under the Retention Plan as of December 31, 2022, that were eligible for payment on such date under the circumstances described in the table. In October 2020, 43,000 Appreciation Units held by Mr. Antokol under the Retention Plan were cancelled, however these cancelled Appreciation Units will be considered “retired units” for purposes of the Retention Plan and will be deemed to be outstanding and eligible for payment solely for purposes of determining the per unit value to be paid to participants, but no amounts will be paid to Mr. Antokol or otherwise with respect to such retired units.

For purposes of this table, with respect to the value of the Appreciation Units payable upon a change in control occurring on December 31, 2022, the change in control appreciation pool under the Retention Plan was calculated assuming “net transaction proceeds” in such change in control (as such term is defined in the Retention Plan) of $6,499,512,558, calculated by multiplying the closing price of our common stock on December 30, 2022 ($8.51), multiplied by the number of shares of common stock outstanding as of such date (calculated on a fully diluted basis to include all outstanding stock options and RSUs as of such date (less the aggregate exercise price per share of such stock options)), plus outstanding debt on December 31, 2022 ($2,466,800,000), plus the amount of cash and cash equivalents on December 31, 2022 ($768,710,000), less transaction expenses (estimated for purposes of this table at $27,000,000).

(6)    Upon a change in control, certain payments made to Messrs. Abrahams and Cohen under the Retention Plan could be subject to the excise tax imposed on “excess parachute payments” by the Internal Revenue Code. Pursuant to their award agreements under the Retention Plan and the 2020 Plan, Messrs. Abrahams and Cohen are eligible for reimbursement for a gross-up payment for any excise taxes payable pursuant to Sections 280G and 4999 of the Internal Revenue Code arising as a result of the receipt of benefits and payments under the Retention Plan and the 2020 Plan (and any federal, state and local taxes applicable to such gross-up payment (including any penalties and interest)). For Messrs. Abrahams and Cohen, this column includes the estimated amount of reimbursement for excise taxes payable pursuant to Sections 280G and 4999 of the Internal Revenue Code arising as a result of the receipt of benefits and payments as a result of the applicable triggering event, and such estimated amount is based on the assumptions noted above for the expected amounts payable upon the applicable triggering event. The estimates of “excess parachute payments” for purposes of these calculations do not take into account any mitigation for payments which could be shown (under the facts and circumstances) not to be contingent on a change in control or for any payments being made in consideration of noncompetition agreements or as reasonable compensation. Based on the assumptions noted above, Mr. Abrahams would not be subject to an excise tax payable pursuant to Sections 280G and 4999 of the Internal Revenue Code arising as a result of the receipt of benefits and payments under the Retention Plan and the 2020 Plan as a result of the applicable triggering event occurring on December 31, 2022.
CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our median compensated employee (“Median Compensated Employee”) to the annual total compensation of Robert Antokol, our CEO. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K.
For 2022, our last completed fiscal year:

•the annual total compensation of our Median Compensated Employee, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, was $67,657; and

•the annual total compensation of our CEO, as reported in the Summary Compensation Table included above, was $57,264,194.

Based on this information, for 2022, our CEO’s annual total compensation was approximately 812 times that of the median of the annual total compensation of all of our employees (other than the CEO). In identifying our Median Compensated Employee for our fiscal 2022 CEO pay ratio, we used “base salary” compensation, which was consistently applied to all of our employees included in the calculation. “Base salary” compensation consists of base salary as reported in our payroll data through December 31, 2022. “Base salary” compensation of our employees outside the U.S. were converted to U.S. dollars by taking the aggregate salary for a month in the local currency and converting that amount to U.S. dollars using the average exchange rate for such month for the applicable currency as published at https://x-rates.com and aggregating such converted amounts for all twelve months in fiscal 2022. In identifying our Median Compensated Employee, we annualized base salary for all full-time and part-time employees who did not work the full 2022 fiscal year. Base salary for temporary employees was not annualized.

To identify our Median Compensated Employee for fiscal 2022, we used our global employee population effective on December 31, 2022. As of this date, our employee population was approximately 3,800 employees. This total includes all full-time, part-time and temporary employees with no exclusions.

Pay Versus Performance

Pay Versus Performance Table

The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2021 and 2022, and our financial performance for each such fiscal year:

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(1)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(2)	Net Income ($)	Retention Plan Adjusted EBITDA ($) (3)
2022	57,264,194	12,921,146	13,435,858	8,510,658	32	84	275.3	919.0
2021	63,123,469	12,303,805	9,212,036	5,056,043	64	122	308.5	982.7
__________

(1)    Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining named executive officers for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2022	Robert Antokol	Craig Abrahams, Ofer Kinberg, Shlomi Aizenberg and Michael Cohen
2021	Robert Antokol	Craig Abrahams, Ofer Kinberg, Shlomi Aizenberg and Michael Cohen

Compensation actually paid to our named executive officers represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

	2021		2022
Adjustments(1)	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	$—	$—	$(12,689,192)	$(5,633,149)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	—	—	6,900,002	5,190,409
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	—	—	—	—
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	(38,114,748)	(3,589,958)	(25,702,572)	—
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	(12,704,916)	(566,035)	(12,851,286)	(21,330)
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	—	—	—	(4,461,130)
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	—	—	—	—
Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	—	—	—	—
TOTAL ADJUSTMENTS	$(50,819,664)	$(4,155,993)	$(44,343,048)	$(4,925,200)

(1)    Fair value or change in fair value, as applicable, of equity awards in the “Adjustments” was determined by reference to (i) for stock options, a Black-Scholes value as of the applicable year-end or vesting dates, determined based on the same methodology as used to determine grant date fair value but using the closing stock price on the applicable revaluation date as the current market price, an expected life set equal to the midpoint of the applicable revaluation date and the ten year contractual life of the option, volatility and risk free rates determined as of the revaluation date, and an expected dividend yield based on our dividend yield methodology used for valuing stock options generally; and (ii) for PSUs, value as of the applicable year-end is determined based on the close price for our stock on the last business day of the calendar year. For additional information about the assumptions used to value our stock and option awards, please see Note 13 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 28, 2023, and our Annual Report on Form 10-K for prior years.

(2)    For the relevant fiscal year, represents the cumulative TSR (the “Peer Group TSR”) of the RDG Technology Composite Index (the “Peer Group”), which is the industry/line-of-business index included in the Stock Performance Graph contained in our Annual Report provided to stockholders for the year ended December 31, 2022.

(3)    Retention Plan Adjusted EBITDA is a non-GAAP measure. “Retention Plan Adjusted EBITDA” means the Adjusted EBITDA of our company and its subsidiaries for the applicable calendar year, increased by the payments in respect of awards under the Retention Plan for the applicable year, the amount of retention awards to key individuals associated with acquired companies and certain other adjustments.

Narrative Disclosure to Pay Versus Performance Table

Relationship Between Financial Performance Measures

The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining named executive officers, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income, and (iv) our Retention Plan Adjusted EBITDA, in each case, for the fiscal years ended December 31, 2021 and 2022.

TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

Pay Versus Performance Tabular List

We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our named executive officers for the fiscal year ended December 31, 2022:

•Retention Plan Adjusted EBITDA; and

•Revenue.

For additional details regarding our most important financial performance measures, see “Compensation Discussion and Analysis—Annual Bonus Plan.”

Compensation Committee Report

The Compensation Committee of the Board of Directors of Playtika Holding Corp. (“Playtika”) has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the Annual Meeting and in Playtika’s 2022 Annual Report on Form 10-K.

Submitted on April 27, 2023, by the members of the Compensation Committee of Playtika’s Board of Directors.

Hong Du
Bing Yuan

The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates the same by reference.

Related Party Transactions

Related Party Transactions

In addition to the equity and other compensation, termination, change in control and other arrangements discussed elsewhere in this proxy statement, the following is a description of each transaction since January 1, 2022, and each currently proposed transaction which:

•we have been or are to be a participant;
•the amount involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Equity Plan Stockholders Agreement

We are party to an equity plan stockholders agreement with our controlling stockholder Playtika Holding UK II Limited, Alpha Frontier Limited, Giant Network Group Co., Ltd., Giant Investment Co., Ltd., Playtika Holding UK Limited, Shanghai Cibi, Hazlet Global Limited and Equal Sino Limited, as well as Mr. Antokol, Chief Executive Officer and Chairperson of the Board, Mr. Abrahams, our President and Chief Financial Officer, Mr. Cohen, our Executive Vice President, Chief Legal Officer and Corporate Secretary, Mr. Rachmil, our Chief Technology Officer, Mr. Kinberg, our Chief Revenue Officer, Mr. Aizenberg, our Chief Operating Officer, Mr. Korczak, our Chief Marketing Officer, and Ms. Yehudai, our Chief Human Resources Officer, and certain other members of management of the Company (such, individuals, the “Employee Stockholders”), 8th Wonder Corporation (“8th Wonder”) and Hotlink Investment Limited (“Hotlink”). The equity plan stockholders agreement provides for certain “piggyback” registration rights for the benefit of each the Employee Stockholders, Hotlink and 8th Wonder, which expire on January 14, 2026. In addition, under the equity plan stockholders agreement, each Employee Stockholder granted an irrevocable proxy to Giant Network Group Co., Ltd. or its designee to vote all of such Employee Stockholders’ shares of our common stock at any meeting of the Company’s stockholders, which expires until the first date on which Giant Network Group Co., Ltd. and its affiliates collectively cease to beneficially own shares representing more than forty percent (40%) of the combined voting power of the issued and outstanding shares of common stock.

Employment Agreement with Related Person

Our Chief Executive Officer and Chairperson of the Board’s brother-in-law is employed by our subsidiary, Playtika Ltd. Mr. Antokol’s brother-in-law earned total cash compensation of $307,724 in 2022. In addition, in February 2022, his outstanding options were repriced resulting in an incremental grant date fair value of $9,357. He also participated in the Option Exchange, as more fully described under the “Equity Compensation - Option Exchange” section of this Proxy Statement, and in connection with the exchange of his outstanding stock options he received a grant of 2,926 replacement RSUs in December 2022 with an incremental grant date fair value of $5,115, calculated in accordance with ASC 718. The compensation of Mr. Antokol’s brother-in-law is consistent with that of other employees with equivalent qualifications and responsibilities and holding similar positions.

Policies and Procedures for Related Party Transactions

The Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our common stock, as of April 11, 2023, by:

•each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock;

•each of our named executive officers;

•each of our directors; and

•all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to the terms of the equity plan stockholders agreement and any applicable community property laws.

Percentage ownership of our common stock is based on 370,643,036 shares of our common stock outstanding as of April 11, 2023. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or that will become exercisable within 60 days of April 11, 2023, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless noted otherwise, the address of each beneficial owner is c/o Playtika Ltd. HaChoshlim St 8, Herzliya Pituach, Israel.

Name of Beneficial Owner	Total Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Playtika Holding UK II Limited(1)	203,138,656	54.8%
Hazlet Global Limited(1)	47,254,452	12.7%
On Chau(2)	81,110,506	21.9%
Directors and Named Executive Officers
Robert Antokol	13,180,849	3.6%
Marc Beilinson	49,521	*
Hong Du	40,262	*
Dana Gross	12,500	*
Tian Lin	—	—
Bing Yuan	49,521	*
Craig Abrahams	511,188	0.1%
Ofer Kinberg	661,994	0.2%
Shlomi Aizenberg	661,994	0.2%
Michael Cohen	308,228	0.1%
All directors and executive officers as a group (13 persons)	15,629,438	4.2%
__________

*    Less than 1%

(1)    As reported on a Schedule 13D filed with the SEC on April 6, 2021, and all amendments thereto filed with the SEC up to January 3, 2023, Playtika Holding UK II Limited, a company incorporated in England and Wales (“PHUKII”), directly owns 203,138,656 shares of common stock of the Company and Hazlet Global Limited, a British Virgin Islands company (“Hazlet”), directly owns 47,254,452 of common stock of the Company. PHUKII is wholly owned by Alpha Frontier Limited, a Cayman Islands company (“Alpha”). Shanghai Cibi Business Information Consultancy Co., Ltd., a People’s Republic of China company (“Shanghai Cibi”), owns a 71.68% interest in the ordinary shares of PHUKII owned by Alpha. 100% of the economic rights of Shanghai Cibi are wholly owned by Shanghai Jukun Network Technology Co., Ltd., a People’s Republic of China company (“Shanghai Jukun”). Giant Network Group Co., Ltd, a People’s Republic of China company (“Giant”), directly and indirectly owns 49.0% of the economic interests of Shanghai Jukun. Giant Investment Co., Ltd., a People’s Republic of China company (“Giant Investment”), owns 51.0% of the economic interests of Shanghai Jukun and 27.87% of the economic interests of Giant through its wholly owned subsidiary Shanghai Giant Investment Management Co., Ltd. Yuzhu Shi owns 97.86% of the economic interests of Giant Investment and indirectly owns a 73.46% interest in the ordinary shares of PHUKII owned by Alpha through Giant Investment and entities controlled by it and may be deemed to beneficially own all of the shares owned by PHUKII. Hazlet owns a 26.54% interest in the ordinary shares of PHUKII owned by Alpha, in addition to the 47,254,452 shares it directly owns. All of the economic interests of Alpha and 47,254,452 of the shares held directly by Hazlet are in turn owned by Equal Sino Limited, a British Virgin Islands company (“Equal Sino”), which is in turn wholly owned by Jing Shi, Yuzhu Shi’s daughter. Shanghai Cibi further has the sole right to vote an additional 2,254,400 shares pursuant to the voting agreements. In addition, Giant further has the right to vote an additional 13,067,200 shares held by certain stockholders of the Company that received equity of the Company pursuant to the 2020 Plan. Each of PHUKII and Alpha share voting power of 203,138,656 shares and share dispositive power of 184,260,997. Each of Shanghai Cibi and Shanghai Jukun share voting power of 206,312,525 and dispositive power of 184,260,997 shares. Giant shares voting power of 87,598,743 shares and shares dispositive power of 74,531,543 shares. Each of Giant Investment and Mr. Shi share voting power of 218,379,725 shares and share dispositive power of 184,260,997 shares. Each of Hazlet, Equal Sino and Ms. Shi share dispositive power of 47,254,452 shares. The address of the principal business office of each of PHUKII, Alpha, Shanghai Cibi, Shanghai Jukun, Giant, Giant Investment, Hazlet, Equal Sino, Mr. Shi and Ms. Shi is 988 Zhonkai road, Sonjiang District Shanghai, China 200160.

(2)     As reported on a Form 4 filed with the SEC on April 3, 2023, On Chau beneficially owns 81,110,506 shares of common stock of the Company, comprised of (i) 40,905,253 shares of common stock owned by 8th Wonder Corporation, a British Virgin Islands company (“8th Wonder”), and (ii) 40,205,253 shares of common stock owned by Hotlink Investment Limited, a British Virgin Islands company (“Hotlink”). 8th Wonder is 100% owned by Trustworthy Group Ltd., a British Virgin Islands company (“Trustworthy”). Ms. On Chau is the sole shareholder of Trustworthy, and she holds all voting and investment powers of 8th Wonder and its assets. Hotlink is 100% owned by Infinite Bandwidth Limited, a British Virgin Islands company (“Infinite Bandwidth”). Ms. On Chau is the sole shareholder of Infinite Bandwidth, and she holds all voting and investment powers of Hotlink and its assets. The address for On Chau is Rm 2506, Pacific Place Apartments, Pacific Place, 88 Queensway, Central, Hong Kong. The address of each of 8th Wonder and Hotlink is c/o Max Hua, 21st Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Central, Hong Kong. The address for each of Trustworthy and Infinite Bandwidth is Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

Equity Compensation Plan Information as of December 31, 2022

The following table summarizes information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans, as of December 31, 2022:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category	(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	18,277,362	(2)	$19.08	(3)	15,874,201	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	18,277,362		$19.08		15,874,201
__________

(1)    Consists of the 2020 Plan and the Employee Stock Purchase Plan (“ESPP”).

(2)    Represents (i) 3,409,555 shares of common stock that were subject to awards of options, (ii) 14,867,807 shares of common stock that were subject to awards of unvested RSUs, and (iii) 3,197,297 shares of common stock that were subject to awards of unvested PSUs (at “target” levels), in each case, granted under our 2020 Plan.

(3)    This number reflects the weighted-average exercise price of stock options outstanding under our 2020 Plan. Outstanding RSUs and PSUs vest and convert to shares of common stock without the payment of consideration. Therefore, the weighted-average exercise price excludes RSUs and PSUs issued under the 2020 Plan.

(4)    As of December 31, 2022, 15,874,201 shares of common stock remained available for issuance under our 2020 Plan. Our ESPP became effective in January 2021 in connection with our initial public offering and is not included in the table above because no shares of our common stock were reserved for issuance under the ESPP as of December 31, 2022.

Audit Related Matters

Annual Review of Independent Registered Public Accounting Firm

In connection with its oversight responsibilities, the Audit Committee assesses the performance of our independent registered public accounting firm on an annual basis. In conducting its assessment, the Audit Committee considers various audit quality indicators including firm reputation, support, competency and service by the engagement team, including industry expertise, management’s input as to the firm’s technical expertise and knowledge; and quality and breadth of services provided relative to the cost of those services.

The results of this assessment were taken into consideration when determining whether to reappoint Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, for the year ending December 31, 2023. Based on its evaluation, the Audit Committee believes that the continued retention of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, to serve as our independent registered public accounting firm is in the best interests of the company.

Fees Paid to Independent Registered Public Accounting Firm

The fees billed to us for the years ended December 31, 2022 and 2021 by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, our independent registered public accounting firm, are as follows:

	2022	2021
Audit Fees(1)	$3,472,475	$2,134,886
Audit-Related Fees(2)	245,336	—
Tax Fees(3)	646,279	1,090,667
Other Fees	—	—
Total	$4,364,090	$3,225,553
__________

(1)    Audit fees represent the aggregate fees billed to us by EY, for professional services rendered for the audit of our annual consolidated financial statements, the audit of the effectiveness of our internal controls over financial reporting, for the reviews of our consolidated financial statements for each applicable fiscal quarter, and for statutory audits. In 2021, this category also includes fees for services incurred in connection with our initial public offering and related to our SEC filings.

(2)    Audit-related fees represent aggregate fees bill to us by EY for professional services rendered for due diligence related to acquisitions.

(3)    Tax fees represent the aggregate fees billed to us by EY for professional services rendered for on-call tax services and additional various tax services, such as transfer pricing, indirect tax, Israeli tax matters and related fillings to the Israeli authorities and US tax and tax structuring.

Pre-approval Policies and Procedures

The Audit Committee’s charter provides that the Audit Committee has the sole authority and responsibility to pre-approve all audit and permitted non-audit services to be provided to the company. Pursuant to its charter, the Audit Committee has established pre-approval policies and procedures for permitted non-audit services. The Audit Committee considers each engagement on a case-by-case basis according to certain required criteria, including the skill set necessary for the engagement and ensuring the engagement should not involve work that would result in our registered public accounting firm eventually auditing its own work. The Audit Committee is regularly updated on the status of all outstanding engagements. If we anticipate that the fees for specific engagements may exceed the amount initially approved by the Audit Committee, the Audit Committee will consider proposals to increase the fees for such engagements on a case-by-case basis. All of the services performed by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, in 2022 were approved in advance by the Audit Committee pursuant to the foregoing pre-approval policy and procedures.

Audit Committee Report

The primary role of the Audit Committee is to appoint, retain, and oversee our independent registered public accounting firm, which is currently Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, and to oversee the Company’s financial reporting process on behalf of the Board. The Audit Committee’s roles and responsibilities are more fully described in its charter, which is available in the investors section of our corporate website at www.playtika.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls.

1.The Audit Committee has reviewed and discussed the audited consolidated financial statements as of and for the fiscal year ended December 31, 2022, with management of Playtika and Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

2.The Audit Committee has discussed with Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board.

3.The Audit Committee has received and reviewed the written disclosures and the letter from Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, required by the Public Company Accounting Oversight Board regarding its communications with the Audit Committee concerning the accountant’s independence, and has discussed with Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, its independence from Playtika and its management. The Audit Committee has also considered whether Kost Forer Gabbay & Kasierer’s preparation of tax returns, tax consulting services, and other non-audit services to Playtika is compatible with maintaining its independence.

Based on the review of the Audit Committee and discussions described above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Playtika’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

Submitted on April 27, 2023, by the members of the Audit Committee of Playtika’s Board of Directors.

Marc Beilinson, Chair
Dana Gross
Bing Yuan

The above report of the Audit Committee will not be deemed to be incorporated by reference into any filing by the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Playtika specifically incorporates the same by reference.

Frequently Asked Questions

When is the Annual Meeting?

The Annual Meeting will be held on Thursday, June 8, 2023 at 10:00 a.m. Pacific Time. This year’s Annual Meeting will be a completely virtual meeting of stockholders, conducted via live audio webcast at www.proxydocs.com/PLTK.

How do I attend the Annual Meeting?

To attend the virtual Annual Meeting, log in at www.proxydocs.com/PLTK and register in advance. Following registration, you will receive instructions regarding virtual attendance at the Annual Meeting and how to vote your shares at the Annual Meeting, along with your unique link to attend the Annual Meeting, via email. Stockholders will need their unique control number which appears on the Notice (printed in the shaded box) and the instructions that accompanied the Proxy Materials. If your shares of common stock are held by a bank, broker or other holder of record, and you do not have a control number, please contact your broker, bank, or other holder of record as soon as possible, so that you can be provided with a control number and register to gain access to the Annual Meeting.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders as of the close of business on the record date, April 11, 2023, will consider and vote upon:

•The election of six director nominees named in this Proxy Statement to serve until the 2024 annual meeting of stockholders and until their respective successors are duly elected and qualify;
•The ratification of the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
•A non-binding advisory proposal to approve the compensation of our named executive officers as described in this Proxy Statement (also known as the “say-on-pay” vote); and
•The transaction of such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on April 11, 2023, are entitled to receive notice of and to vote their shares at the Annual Meeting. As of that date, there were 370,643,036 shares of common stock outstanding and entitled to vote. Each outstanding share of our common stock is entitled to one vote on each matter properly brought before the Annual Meeting or any postponement or adjournment thereof.

How will I receive my Proxy Materials for the Annual Meeting?

Beginning on or about April 27, 2023, Proxy Materials (including the Proxy Statement, proxy card, and Annual Report) for the Annual Meeting will be sent via e-mail or mail to our stockholders of record in accordance with their preference if indicated previously. If a preference has not been specified, we will either mail to those stockholders our Proxy Materials or a Notice of Availability of Proxy Materials (the “Notice”) which contains instructions on how to access our materials by mail, e-mail, or on the Internet.

In accordance with the SEC notice and access rule, the Notice allows us to provide our stockholders with the information they need to vote through various means, while lowering the costs of print and delivery and reducing the environmental impact of the Annual Meeting. The Notice is not a proxy and may not be used to authorize a proxy to vote your shares. If you receive a Notice this year, you will not receive paper copies of the Proxy Materials unless you request the materials by following the instructions on the Notice or by accessing the website identified on the Notice.

What is the difference between holding shares as a stockholder of record or as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock & Transfer Company, LLC, you are considered a “stockholder of record.” This year we have engaged the services of Mediant Communications Inc. to mail our Proxy Materials or Notice to our registered holders.

If your shares are held by a bank, in a brokerage account, or other holder of record, you are considered a “beneficial owner” of shares held in street name. The Proxy Materials or Notice may be forwarded to you by your bank, broker, or other holder of record. As the beneficial owner, you have the right to direct your bank, broker, or other holder of record on how to vote your shares by following their instructions for authorizing your proxy.

Is it necessary to vote if my shares are held in my brokerage account?

It is important to vote your shares even if your shares are held in a brokerage account. Otherwise, your shares may not be voted on certain matters unless you provide voting instructions to your bank, broker or other holder of record. If you are unsure, please vote your shares using the voting information provided.

How do I vote?

You may vote or authorize a proxy to vote using any of the following methods:

By Internet

Authorize a proxy to vote your shares via the website www.proxypush.com/PLTK, which is available 24 hours per day until the start of the Annual Meeting. In order to authorize your proxy, you will need to have available the control number that appears on the voting instructions included in the Proxy Materials that you received. If you authorize your proxy via the Internet, you do not need to return your proxy or voting instruction card.

By Telephone

Authorize a proxy to vote your shares by calling toll-free at 844-311-3915, 24 hours per day until the start of the Annual Meeting. When you call, please have the voting instructions in hand that accompanied the Proxy Materials you received, along with the control number that appears therein. Follow the series of prompts to instruct your proxy how to vote your shares. If you authorize your proxy by telephone, you do not need to return your proxy or voting instruction card.

By Mail

If you received and/or requested via the Notice a printed set of the Proxy Materials (including the Proxy Statement, proxy card, and Annual Report), authorize a proxy to vote your shares by completing, signing, and returning the proxy in the prepaid envelope provided.

Virtual Meeting Access

Vote your shares by logging onto and voting at the virtual Annual Meeting at www.proxydocs.com/PLTK by following the instructions provided to you via email after completing the registration procedures described on the website. Please note that you must register on the website in advance of the Annual Meeting to be able to attend and vote your shares. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person as your representative. If you are a beneficial owner of shares, you will need your unique control number, which appears on the instructions that accompanied the Proxy Materials.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote your shares as follows:

•Proposal 1: FOR the election to the Board of the six nominees listed in this Proxy Statement;
•Proposal 2: FOR the ratification of the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and
•Proposal 3: FOR the say-on-pay vote.

What happens if I do not indicate my voting preferences?

If you are a stockholder of record and you sign and submit your proxy card or authorize your proxy by telephone or Internet, but do not indicate your voting preferences, the persons named in the proxy will vote the shares represented by that proxy consistent with the recommendations of the Board, which are as follows:

•Proposal 1: FOR the election to the Board of the six nominees listed in this Proxy Statement;
•Proposal 2: FOR the ratification of the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and
•Proposal 3: FOR the say-on-pay vote.

On any other matters that may properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by that proxy in their discretion.

If you hold your shares through a broker and do not instruct your broker on how to vote your shares, your broker is not permitted to vote your shares on “non-routine” matters, including the election of directors and the say-on-pay vote, but is permitted to vote your shares on “routine” matters, including the proposal regarding ratification of the appointment of our auditor.

May I change my vote after I submit my proxy?

If you are a stockholder of record, you may revoke your proxy at any time before it is exercised at the Annual Meeting by doing one of the following:

•delivering to our Corporate Secretary a written notice of revocation (the contact information for our Corporate Secretary is provided below);
•signing and returning to our Corporate Secretary a proxy bearing a later date;
•authorizing another proxy by telephone or on the Internet (your most recent telephone or Internet authorization will be used); or
•logging onto and voting at the virtual Annual Meeting.

If your shares are held in the name of a broker, bank, or other holder of record, you may change your voting instructions by following the instructions provided by your broker, bank, or other holder of record.

Your attendance at the virtual Annual Meeting will not by itself be sufficient to revoke a proxy unless you log onto and vote at the virtual Annual Meeting or give written notice of revocation to our Corporate Secretary before the polls are closed. Any written notice revoking a proxy should be sent to Michael Cohen, our Corporate Secretary, at our corporate offices at c/o Playtika Ltd., HaChoshlim St 8, Herzliya Pituach, Israel, Attn: Corporate Secretary.

What are the quorum and voting requirements on the three proposals mentioned in this Proxy Statement?

The presence in person or by proxy of the number of shares of our common stock representing a majority in voting power of the stock issued and outstanding and entitled to vote at the Annual Meeting on any matter will constitute a quorum. Shares are considered “in person” if voted by the holder of those shares during the virtual Annual Meeting. Abstentions and “broker non-votes” are counted as present for purposes of determining a quorum. A “broker non-vote” occurs when there are both routine and non-routine matters on the proxy card, and the broker marks a vote on the routine matter (either as instructed by the client or, if not instructed, in the broker’s discretion) and crosses out those non-routine matters on which it has no voting authority without the client’s instruction.

The following outlines the vote required and the effect of abstentions and broker non-votes for each proposal at the Annual Meeting:

•Proposal 1 relates to the election of the director nominees. Directors are elected by a plurality of the votes cast at the Annual Meeting. This means that, since stockholders will be electing six directors, the six director nominees receiving the highest number of votes “FOR” will be elected. You may either vote “FOR,” or to “WITHHOLD” a vote from, each nominee for the Board. Brokers do not have discretionary authority to vote your shares for director nominees. An abstention or a broker non-vote will not count as a vote cast “FOR” or to “WITHHOLD” a vote from, a nominee’s election and thus will have no effect in determining whether a director nominee has received a plurality of the votes cast.

•The affirmative vote of the holders of the majority of the shares present and entitled to vote is required for approval of Proposal 2 (Ratification of Appointment of Independent Auditors). You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 2. An abstention will have no effect on the outcome of the vote. Broker non-votes are not expected to result from this proposal since as a beneficial owner, your bank, broker, or other holder of record is permitted to vote your shares even if the broker does not receive voting instructions from you.

•The affirmative vote of the holders of the majority of the shares present and entitled to vote is required for approval of Proposal 3 (Say-On-Pay Vote). You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 3. An abstention or a broker non-vote will not count as a vote cast and thus will have no effect on the outcome of the vote. Brokers do not have discretionary authority to vote your shares for the say-on-pay vote.

Will any other business be conducted during the Annual Meeting?

The Board does not know of any matters to be presented during the meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the discretion of the person or persons voting the proxies. If you are a beneficial owner, your bank, broker, or other holder of record may not vote your shares on any contested stockholder proposal without instructions from you.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent convening or resumption of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the Annual Meeting as originally convened (except for any proxies that have effectively been revoked or withdrawn).

Who will count the vote?

Representatives of Mediant Communications Inc. will tabulate the votes and act as inspector of election.

May I access the Notice of Annual Meeting, Proxy Statement and Annual Report on the Internet?

Prior to the day of the Annual Meeting, this Proxy Statement (which includes the Notice of Annual Meeting) and our 2022 Annual Report are available in the investors section of our corporate website at www.playtika.com. You may also view these materials at www.proxydocs.com/PLTK.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers, employees, and agents may solicit proxies by telephone, Internet, or otherwise. These directors, officers, and employees will not be additionally compensated for the solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries, and other custodians who hold shares of our common stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners for their reasonable expenses incurred in forwarding such materials.

Stockholders who authorize their proxies through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and these costs must be borne by the stockholder.

Stockholder Proposals for our 2024
Annual Meeting

In order for a stockholder proposal otherwise satisfying the eligibility requirements of SEC Rule 14a-8 to be considered for inclusion in our Proxy Statement for our 2024 annual meeting of stockholders, it must be received by us at our principal office, Playtika Ltd., HaChoshlim St 8, Herzliya Pituach, Israel, Attn: Corporate Secretary, on or before December 29, 2023.

For an eligible stockholder or group of stockholders to bring business (including director nominations) at our 2024 annual meeting of stockholders pursuant to our Bylaws, such eligible stockholder or group of stockholders must comply with the then current advance notice requirements in our Bylaws and deliver the proposal to our Corporate Secretary between February 9, 2024 and March 10, 2024 in order for such proposal to be considered timely. In addition, our Bylaws require the eligible stockholder or group of stockholders to update and supplement such information as of specified dates. For additional requirements, a stockholder may refer to our current Bylaws, a copy of which may be obtained from our Corporate Secretary upon request and without charge. See “Communications with the Board” for contact information. If we do not receive timely notice pursuant to our Bylaws, the proposal will be excluded from consideration at the meeting.

In addition to satisfying the foregoing requirements under our organizational documents, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 9, 2024.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than ten percent of a registered class of our equity securities (collectively Insiders) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of the Company. Insiders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of Forms 3, 4, and 5 and the amendments thereto filed electronically with the SEC and written representations from certain reporting persons, we believe that during the year ended December 31, 2022, all Section 16(a) filing requirements were complied with by our named executive officers, directors and beneficial owners of more than ten percent of our stock, except for (i) two Form 3 Amendments that, due to administrative delay, were filed by On Chau and certain affiliated reporting persons on October 26, 2022 and (ii) one Form 4 that, due to administrative delay, was filed by Playtika Holding UK II Limited and certain affiliated reporting persons on October 20, 2022 with respect to one transaction.

Forward-Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. When used in this Proxy Statement, the words “estimated”, “anticipated”, “expect”, “believe”, “intend” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include discussions of strategy, plans or intentions of management. Forward-looking statements are subject to risks, uncertainties, and assumptions about Playtika, and future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Proxy Statement. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to publicly release the results of any revisions to these forward-

looking statements that may be made to reflect events or circumstances after the date of this Proxy Statement or to reflect the occurrence of unanticipated events.

Householding of Proxy Materials

SEC rules permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of banks and brokers with account holders that are our stockholders will be householding our proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and annual report, please notify your bank or broker and direct your written request to Investor Relations, at the contact information below. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request householding of their communications should contact their bank or broker.

Playtika Holding Corp.
HaChoshlim St 8, Herzliya Pituach, Israel
Email: ir@playtika.com
Phone: 972-73-316-3251

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, which might incorporate future filings made by us under those statutes, the preceding Compensation Committee Report and Audit Committee Report will not be incorporated by reference into any of those prior filings, nor will any such reports be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our Proxy Statement, Notice of Annual Meeting and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

By Order of the Board of Directors,
/s/ Michael Cohen
Michael Cohen
Chief Legal Officer and
Corporate Secretary
April 27, 2023

Appendix A

RECONCILIATION OF NET INCOME TO CREDIT ADJUSTED EBITDA
AND RETENTION PLAN ADJUSTED EBITDA
(In millions)

	Year ended December 31,
	2022	2021
Net income	$275.3	$308.5
Provision for income taxes	85.5	99.9
Interest and other, net	110.6	153.8
Depreciation and amortization	162.0	145.5
EBITDA	633.4	707.7
Stock-based compensation(1)	123.5	100.4
Contingent consideration	(14.3)	(6.6)
Acquisition and related expenses(2)	24.7	43.3
Other items(3)	37.8	3.9
Credit Adjusted EBITDA	805.1	848.7
Long-term cash compensation(4)	106.2	112.7
M&A related retention payments(5)	7.7	21.3
Retention Plan Adjusted EBITDA	$919.0	982.7
_________
(1)     Reflects, for the years ended December 31, 2022 and 2021, stock-based compensation expense related to the issuance of equity awards to certain of our employees.

(2)    Amounts for the year ended December 31, 2022 primarily relate to expenses incurred by the Company in connection with the evaluation of strategic alternatives for the Company. Amounts for the year ended December 31, 2021 primarily relate to bonus expenses paid as a result of the successful initial public offering of the Company’s stock in January 2021.

(3)     Amounts for the year ended December 31, 2022 consists of $13.2 million incurred by the Company for severance, $4.1 million incurred by the Company for relocation and support provided to employees due to the war in Ukraine and $16.4 million incurred related to the announced restructuring activities. Amounts for the year ended December 31, 2021 includes business optimization expenses.

(4)     Includes expenses recognized for grants of annual cash awards to employees pursuant to our Retention Plans, which awards are incremental to salary and bonus payments. For more information, see Note 13 to our financial statements included in our Annual Report on Form 10-K for the year ending December 31, 2022, filed with the SEC on February 28, 2023.

(5)    Includes retention awards to key individuals associated with acquired companies as an incentive to retain those individuals on a long-term basis. The income amount for the year ended December 31, 2022, primarily relates to the reduction of contingent consideration payable to employees of the Company that were also selling Shareholders of Reworks. This portion of the contingent consideration is being accounted for as an M&A retention payment to these employees, with changes in the amounts recognized as compensation expense.

Playtika

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

	INTERNET Go To: **www.proxypush.com/PLTK** • Cast your vote online • **Have your Proxy Card ready** • Follow the simple instructions to record your vote
	PHONE Call **1-844-311-3915** • Use any touch-tone telephone • **Have your Proxy Card ready** • Follow the simple recorded instructions
	MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

Playtika Holding Corp.

Annual Meeting of Stockholders

For Stockholders of record as of April 11, 2023

TIME: Thursday, June 8, 2023 10:00 AM, Pacific Time
PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/PLTK for more details.

This proxy is being solicited on behalf of the Board of Directors

In signing this proxy, the undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement related to the Annual Meeting, each of which are incorporated by reference, revokes all prior proxies given with respect to the Annual Meeting and appoint Michael Cohen and Craig Abrahams (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Playtika Holding Corp. which the undersigned is entitled to vote at the Annual Meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the Annual Meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED ON THIS PROXY OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. The Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof in their sole discretion.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Playtika Holding Corp.

Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:
FOR ON PROPOSALS 1, 2 AND 3

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	The election of six director nominees named in the proxy statement accompanying this notice to serve until the 2024 annual meeting of stockholders and until their respective successors are duly elected and qualify.	FOR	WITHHOLD		
	1.01 Robert Antokol	☐	☐		FOR
	1.02 Marc Beilinson	☐	☐		FOR
	1.03 Hong Du	☐	☐		FOR
	1.04 Dana Gross	☐	☐		FOR
	1.05 Tian Lin	☐	☐		FOR
	1.06 Bing Yuan	☐	☐		FOR
		FOR	AGAINST	ABSTAIN	
2.	The ratification of the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm for the year ending December 31, 2023.	☐	☐	☐	FOR
3.	A non-binding advisory proposal to approve the compensation of our named executive officers as described in the accompanying proxy statement.	☐	☐	☐	FOR
4	The transaction of such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.				

You must register to attend the meeting online and/or participate at www.proxydocs.com/PLTK

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give your full title as such. Joint Owners should each sign personally. All holders must sign. If an owner is a corporation or partnership, please sign with the full name of such entity by an authorized office, and include his or her name and title.

Signature (and Title if applicable) Date Signature (if held jointly) Date